                                                            EXHIBIT 4.1




                             CREDIT AGREEMENT



                       dated as of September 30, 1999


                                  among


                         BIO-RAD LABORATORIES, INC.,


                               THE LENDERS,


                               BANK ONE, NA,
                         as Administrative Agent,


                            ABN AMRO BANK N.V.
                           as Syndication Agent,


                                   and


                       UNION BANK OF CALIFORNIA, N.A.
                          as Documentation Agent

                            TABLE OF CONTENTS


   SECTION                                                       PAGE

   ARTICLE I
       DEFINITIONS..................................................1

   ARTICLE II
       THE CREDITS.................................................20
       2.1.   The Loans............................................20
              2.1.1 Term Loans.................................... 20
              2.1.2 Revolving Loans................................20
       2.2.   Repayment............................................21
              2.2.1. Term Loans....................................21
              2.2.2. Revolving Loans...............................22
       2.3.   Ratable Loans; Types of Advances.....................22
       2.4.   Letters of Credit....................................22
              2.4.1. Letter of Credit Facility.....................22
              2.4.2. Letter of Credit Participation................22
              2.4.3. Reimbursement Obligation......................23
              2.4.4. Cash Collateral...............................23
              2.4.5. Letter of Credit Fees.........................24
              2.4.6. Indemnification; Exoneration..................24
              2.4.7. Transitional Letter of Credit Provisions......25
       2.5.   Commitment Fee; Reductions in Aggregate Commitment...25
       2.6.   Minimum Amount of Each Advance.......................26
       2.7.   Prepayments..........................................26
              2.7.1. Optional Principal Payments...................26
              2.7.2.  Mandatory Prepayments of the Term Loans......26
       2.8.   Method of Selecting Types and Interest Periods
               for New Advances....................................28
       2.9.   Conversion and Continuation of Outstanding Advances..28
       2.10.  Changes in Interest Rate, etc........................29
       2.11.  Rates Applicable After Default.......................29
       2.12.  Method of Payment....................................30
       2.13.  Noteless Agreement; Evidence of Indebtedness.........30
       2.14.  Telephonic Notices...................................32
       2.15.  Interest Payment Dates; Interest and Fee Basis.......32
       2.16.  Notification of Advances, Interest Rates,
               Prepayments and Commitment Reductions...............33
       2.17.  Lending Installations................................33
       2.18.  Non-Receipt of Funds by the Agent....................33
       2.19.  Replacement of Lender................................33
       2.20.  Market Disruption....................................34

       2.21.  Judgment Currency....................................34

   ARTICLE III
       YIELD PROTECTION; TAXES.....................................35
       3.1.   Yield Protection.....................................35
       3.2.   Changes in Capital Adequacy Regulations..............36
       3.3.   Availability of Types of Advances....................36
       3.4.   Funding Indemnification..............................36
       3.5.   Taxes................................................37
       3.6.   Lender Statements; Survival of Indemnity.............39

   ARTICLE IV
       CONDITIONS PRECEDENT........................................40
       4.1.   Initial Advance......................................40
       4.2.   Each Advance and Letter of Credit....................40

   ARTICLE V
       REPRESENTATIONS AND WARRANTIES..............................41
       5.1.   Existence and Standing...............................41
       5.2.   Authorization and Validity...........................41
       5.3.   No Conflict; Government Consent......................41
       5.4.   Financial Statements.................................42
       5.5.   Material Adverse Change..............................42
       5.6.   Taxes................................................42
       5.7.   Litigation and Contingent Obligations................43
       5.8.   Subsidiaries.........................................43
       5.9.   ERISA................................................43
       5.10.  Accuracy of Information..............................43
       5.11.  Regulation U.........................................43
       5.12.  Material Agreements..................................43
       5.13.  Compliance With Laws.................................44
       5.14.  Ownership of Properties..............................44
       5.15.  Plan Assets; Prohibited Transactions.................44
       5.16.  Environmental Matters................................44
       5.17.  Investment Company Act...............................45
       5.18.  Public Utility Holding Company Act...................45
       5.19.  Year 2000............................................45
       5.20.  Subordinated Indebtedness............................45
       5.21.  Post-Retirement Benefits.............................45
       5.22.  Insurance............................................45
       5.23.  The PSD Acquisition..................................45
       5.24.  Solvency.............................................46

   ARTICLE VI
       COVENANTS...................................................47
       6.1.   Financial Reporting..................................47
       6.2.   Use of Proceeds......................................48
       6.3.   Notice of Default....................................48
       6.4.   Conduct of Business..................................49
       6.5.   Taxes................................................49
       6.6.   Insurance; Insurance and Condemnation Proceeds.......49
       6.7.   Compliance with Laws.................................50
       6.8.   Maintenance of Properties............................50
       6.9.   Inspection...........................................51
       6.10.  Dividends............................................51
       6.11.  Indebtedness.........................................51
       6.12.  Merger...............................................52
       6.13.  Sale of Assets.......................................52
       6.14.  Investments and Acquisitions.........................53
       6.15.  Liens................................................54
       6.16.  Capital Expenditures.................................55
       6.17.  Limitation on Negative Pledge Clauses and Payment
               Restrictions Affecting Subsidiaries.................55
       6.18.  Year 2000............................................57
       6.19.  Affiliates...........................................57
       6.20.  Unfunded Liabilities.................................57
       6.21.  Subordinated Indebtedness............................57
       6.22.  Required Rate Management Transactions................57
       6.23.  Sale and Leaseback Transactions......................58
       6.24.  Contingent Obligations...............................58
       6.25.  Financial Contracts..................................58
       6.26.  Financial Covenants..................................58
              6.26.1.  Interest Coverage Ratio.....................58
              6.26.2.  Fixed Charge Coverage Ratio.................58
              6.26.3.  Leverage Ratio..............................59
              6.26.4.  Senior Leverage Ratio.......................59
              6.26.5.  Minimum Net Worth...........................59
              6.26.6.  Pro Forma Calculation.......................59
       6.27.  Fiscal Year..........................................59
       6.28.  Guarantors; Pledges of Stock of Foreign
               Subsidiaries........................................60
       6.29.  Future Liens on Real Property........................60
       6.30.  Surveys of Mortgaged Property........................61

   ARTICLE VII
       DEFAULTS....................................................61

   ARTICLE VIII
       ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES..............64
       8.1.   Acceleration.........................................64
       8.2.   Amendments...........................................64
       8.3.   Preservation of Rights...............................66

   ARTICLE IX
       GENERAL PROVISIONS..........................................66
       9.1.   Survival of Representations..........................66
       9.2.   Governmental Regulation..............................66
       9.3.   Headings.............................................66
       9.4.   Entire Agreement.....................................66
       9.5.   Several Obligations; Benefits of this Agreement......66
       9.6.   Expenses; Indemnification............................67
       9.7.   Numbers of Documents.................................67
       9.8.   Accounting...........................................67
       9.9.   Severability of Provisions...........................67
       9.10.  Nonliability of Lenders..............................67
       9.11.  Confidentiality......................................68
       9.12.  Disclosure...........................................69
       9.13.  Performance of Obligations...........................69
       9.14.  Waiver of Notice.....................................69

   ARTICLE X
       THE AGENT...................................................70
       10.1.  Appointment; Nature of Relationship..................70
       10.2.  Powers...............................................70
       10.3.  General Immunity.....................................70
       10.4.  No Responsibility for Loans, Recitals, etc...........70
       10.5.  Action on Instructions of Lenders....................71
       10.6.  Employment of Agents and Counsel.....................71
       10.7.  Reliance on Documents; Counsel.......................71
       10.8.  Agent's Reimbursement and Indemnification............71
       10.9.  Notice of Default....................................72
       10.10. Rights as a Lender...................................72
       10.11. Lender Credit Decision...............................72
       10.12. Successor Agent......................................72
       10.13. Agent's Fee..........................................73
       10.14. Delegation to Affiliates.............................73
       10.15. Execution of Collateral Documents....................73
       10.16. Collateral Releases..................................73
       10.17. Co-Agents, etc.......................................74

   ARTICLE XI
       SETOFF; RATABLE PAYMENTS....................................74
       11.1.  Setoff...............................................74
       11.2.  Ratable Payments.....................................74
       11.3.  Application of Payments..............................74
       11.4.  Relations Among Lenders..............................75

   ARTICLE XII
       BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS...........76
       12.1.  Successors and Assigns...............................76
       12.2.  Participations.......................................76
              12.2.1.  Permitted Participants; Effect..............76
              12.2.2.  Voting Rights...............................77
              12.2.3.  Benefit of Setoff...........................77
       12.3.  Assignments..........................................77
              12.3.1.  Permitted Assignments.......................77
              12.3.2.  Effect; Effective Date......................78
       12.4.  Dissemination of Information.........................78
       12.5.  Tax Treatment........................................78

   ARTICLE XIII
       NOTICES.....................................................79
       13.1.  Notices..............................................79
       13.2.  Change of Address....................................79

   ARTICLE XIV
       COUNTERPARTS................................................79

   ARTICLE XV
       CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY
        TRIAL......................................................79
       15.1.  CHOICE OF LAW........................................79
       15.2.  CONSENT TO JURISDICTION..............................80
       15.3.  WAIVER OF JURY TRIAL.................................80

   EXHIBITS

   Exhibit A       -    Form of Compliance Certificate
   Exhibit B       -    Form of Assignment Agreement
   Exhibit C-1     -    Form of Term Note
   Exhibit C-2     -    Form of Revolving Note

   SCHEDULES

   Pricing Schedule
   Schedule 2.4    -    Existing Letters of Credit
   Schedule 4.1    -    List of Closing Documents
   Schedule 5.4    -    Pro Forma Financial Statements
   Schedule 5.7    -    Litigation
   Schedule 5.8    -    Subsidiaries
   Schedule 5.22   -    Insurance
   Schedule 6.11   -    Indebtedness
   Schedule 6.14   -    Investments
   Schedule 6.15   -    Liens

                               CREDIT AGREEMENT

            This Agreement, dated as of September 30, 1999, is among Bio-Rad Laboratories, Inc., the Lenders, Bank One, NA, having its principal office in Chicago, Illinois, as Administrative Agent, ABN AMRO Bank N.V., as Syndication Agent, and Union Bank of California, N.A., as Documentation Agent. The parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS


            As used in this Agreement:

            "Acquired Business" is defined in the definition of "PSD
   Acquisition."

            "Acquired Indebtedness" means Indebtedness of any Person existing at the time such Person becomes a Subsidiary or is merged or consolidated into the Borrower or one of its Subsidiaries.

            "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

            "Advance" means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, in the same currency and for the same
   Interest Period.

            "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another
   Person if the controlling Person owns 20% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. Any member of the Schwartz Group shall be deemed to be an Affiliate of the Borrower.

            "Agent" means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

            "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

            "Agreed Currencies" means (i) Dollars and (ii) so long as such currency remains an Eligible Currency, the Euro.

            "Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

            "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time.

            "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

            "Applicable Fee Rate" means, at any time, the percentage rate per annum at which commitment fees or letter of credit fees are accruing on the unused portion of the Aggregate Commitment or on the amount available for drawing under outstanding Letters of Credit, respectively, at such time as set forth in the Pricing Schedule.

            "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

            "Applicable Percentage" means, (i) with respect to Excess Cash Flow for any fiscal year of the Borrower, 90% if the Leverage Ratio as of the last day of such fiscal year was greater than or equal to 4.00 to 1; 75% if the Leverage Ratio as of the last day of such fiscal year was greater than or equal to 3.50 to 1 and less than 4.00 to 1; 50% if the Leverage Ratio as of the last day of such fiscal year was greater than or equal to 3.00 to 1 and less than 3.50 to 1; and 0% if the Leverage Ratio as of the last day of such fiscal year was less than 3.00 to 1; and (ii) with respect to any Asset Sale, 50% if the Leverage Ratio as of the last day of the most recently ended fiscal period for which the Borrower has delivered financial statements pursuant to
   Section 6.1(i) or (ii) was greater than or equal to 3.50 to 1;
   25% if the Leverage ratio as of the last day of such fiscal period was greater than or equal to 3.00 to 1 and less than 3.50 to 1; and 0% if the Leverage Ratio as of the last day of such fiscal period was less than 3.00 to 1; provided that, with respect to any Asset Sale, the Leverage Ratio shall be deemed to be greater than or equal to 3.50 to 1 until the Borrower shall have delivered annual financial statements pursuant to Section 6.1(i) for the fiscal year ending December 31, 1999.

            "Arranger" means Banc One Capital Markets, Inc., a Delaware corporation, and its successors.

            "Article" means an article of this Agreement unless another document is specifically referenced.

            "Asset Sale" means, with respect to any Person, the sale, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person), other than the sale of inventory in the ordinary course of business and of obsolete or worn-out property in the ordinary course of business, the exchange or trade-in of equipment and other assets for replacement assets and the granting of a nonexclusive license. "Asset Sale" shall not include (i) any casualty to or condemnation of property to which Section 6.6 applies, whether the proceeds thereof are Excluded Proceeds or otherwise, or (ii) the sale, conveyance, disposition or other transfer by a Foreign Subsidiary of any of its assets to the extent that the Net Cash Proceeds thereof are invested in assets or property (other than Cash Equivalent Investments) in any Foreign Subsidiary's business within twelve months after such sale, conveyance, disposition or other transfer.

            "Authorized Officer" means any of the Chairman, President, any Vice President, Chief Financial Officer or Treasurer of the Borrower, acting singly, provided that the Agent shall have received an incumbency certificate identifying such officer by name and title and bearing such officer's signature.

            "Available Net Cash Proceeds" is defined in Section
   2.7.2(a).

            "Bank One" means Bank One, NA, having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

            "Borrower" means Bio-Rad Laboratories, Inc., a Delaware corporation, and its successors and assigns.

            "Borrowing Date" means a date on which an Advance is made hereunder.

            "Borrowing Notice" is defined in Section 2.8.

            "Bridge Loan" means the bridge loan in the initial principal amount of $100,000,000 made to the Borrower on the Closing Date pursuant to the Bridge Loan Agreement, including any increase in such principal amount as a result of the capitalization of interest thereon and including any Rollover Bridge Notes and Exchange Notes, as defined in the Bridge Loan Agreement; provided that the Exchange Notes shall be issued pursuant to an indenture all of the terms and conditions of which are reasonably acceptable to the Agent and the Required Lenders, and provided further that terms and conditions substantially similar to those contained in the Description of Notes shall be deemed to be reasonably acceptable.

            "Bridge Loan Agreement" means the Senior Subordinated Credit Agreement dated as of September 30, 1999 among the Borrower, the lenders named therein and Banc One Capital Markets, Inc., as agent for such lenders, together with any notes issued pursuant thereto.

            "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, New York and Los Angeles for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars and the other Agreed Currencies are carried on in the London interbank market (and, if the Advances which are the subject of such borrowing, payment or rate selection are denominated in Euro, a day upon which such clearing system as is determined by the Agent to be suitable for clearing or settlement of the Euro is open for business) and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

            "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles, excluding (i) the trade-in value of equipment or other assets exchanged for replacement assets, (ii) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss,
   (iii) the PSD Acquisition and (iv) Permitted Acquisitions.

            "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement
   Accounting Principles.

            "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

            "Cash Equivalent Investments" means (i) direct obligations issued or fully guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000 and (v) mutual funds that invest solely in one or more of the types of investments described in clauses (i)-(iv) above; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

            "Change in Control" means:

            (i) any merger or consolidation of the Borrower with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the Borrower's assets, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), either (x) any "person" or "group"
   (other than a member of the Schwartz Group) is or becomes the "beneficial owner," directly or indirectly, of more than 40% of the Voting Equity Interests of the transferee(s) or surviving entity or entities, and the Schwartz Group shall cease to own beneficially at least a greater percentage of the Voting Equity Interests of the transferee(s) or surviving entity or entities or (y) the Schwartz Group shall cease to own beneficially (A) 30% of the Voting Equity Interests of such transferee(s) or surviving entity or entities or (B) a greater percentage of the Voting Equity Interests of such transferee(s) or surviving entity or entities than any other person or group, whichever is less;

            (ii) any "person" or "group" (other than a member of the Schwartz Group) is or becomes the "beneficial owner," directly or indirectly, of more than 40% of the Borrower's Voting Equity Interests, and the Schwartz Group shall cease to own beneficially at least a greater percentage of the Borrower's Voting Equity Interests;

            (iii) the Continuing Directors cease for any reason to constitute a majority of the Borrower's Board of Directors then in office;

            (iv) the Borrower adopts a plan of liquidation or dissolution; or

            (v) any "Change in Control" or "Change of Control" as defined in any agreement governing Subordinated Indebtedness occurs and as a result thereof the Borrower is required to prepay or repurchase, or make an offer to prepay or repurchase, such Subordinated Indebtedness.

            "Closing Date" means the date on which the PSD Acquisition closes and the initial Advances are made under this Agreement.

            "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

            "Collateral" means all property and interests in property now owned or hereafter acquired by the Borrower or any of its Subsidiaries in or upon which a security interest, lien or mortgage is granted to the Agent, for the benefit of the Holders of Secured Obligations, or to the Agent, for the benefit of the Lenders, whether under any Collateral Document or under any of the other Loan Documents.

            "Collateral Documents" means, collectively, all agreements, instruments and documents executed in connection with this Agreement that are intended to create or evidence Liens to secure the Secured Obligations or any Guaranty of the Secured Obligations, including, without limitation, all security agreements, pledge agreements, mortgages, deeds of trust, powers, assignments and financing statements, whether heretofore, now, or hereafter executed by or on behalf of the Borrower or any of its Subsidiaries and delivered to the Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.

            "Commitment" means, for each Lender, the obligation of such Lender pursuant to Section 2.1.2 to make Revolving Loans and pursuant to Section 2.4.2 to purchase participations in Letters of Credit not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to
   Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

            "Computation Date" is defined in Section 2.1.2(b).

            "Consolidated Capital Expenditures" means, with reference to any period, the Capital Expenditures of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

            "Consolidated EBITDA" means, with reference to any period, Consolidated Net Income for such period plus, to the extent deducted from revenues in determining Consolidated Net Income (without duplication), (i) Consolidated Interest Expense and all non-cash interest expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred other than in the ordinary course of business and losses from discontinued operations, (vi) any extraordinary, unusual or non-recurring non-cash expenses or non-cash losses, and (vii) non-recurring cash charges, including any capitalized non-recurring cash charges, taken on or prior to March 31, 2000 resulting from severance, integration and other adjustments made as a result of the PSD Acquisition (provided that the amounts referred to in this clause (vii) shall not, in the aggregate, exceed $25,000,000), and minus, to the extent included in Consolidated Net Income, extraordinary gains and gains from discontinued operations, all net of tax, realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis for such period.

            "Consolidated Funded Indebtedness" means at any time, without duplication, the aggregate dollar amount of (i) Indebtedness (other than Rate Management Obligations and similar obligations under other Financial Contracts) of the Borrower and its Subsidiaries which has actually been funded and is outstanding at such time, whether or not such amount is due and payable at such time, plus (ii) undrawn amounts available under standby letters of credit, all calculated on a consolidated basis as of such time.

            "Consolidated Interest Expense" means, with reference to any period, the cash interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

            "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

            "Consolidated Net Worth" means at any time the consolidated stockholders' equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time, but without regard to foreign currency translation adjustments made after September 30, 1999.

            "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the Indebtedness of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter or material take-or-pay contract.

            "Continuing Directors" means, during any period of 12 consecutive months after the Closing Date, individuals who at the beginning of any such 12-month period constituted the Borrower's Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the Borrower's shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Borrower, if such agreement was approved by a vote of such majority of directors).

            "Conversion/Continuation Notice" is defined in Section 2.9.

            "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

            "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by Bank One from time to time, changing when and as said corporate base rate changes.

            "Default" means an event described in Article VII.

            "Description of Notes" means the section entitled
   "Description of Notes" contained in the Borrower's Preliminary
   Offering Memorandum, dated September 15, 1999, with respect to
   $125,000,000 of __% Senior Subordinated Notes due 2009.

            "Dollar Amount" of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in Dollars of the amount of such currency if such currency is any currency other than Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Agent for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Computation Date provided for in Section 2.1.2(b).

            "Dollars" and "$" shall mean the lawful currency of the United States of America.

            "Domestic Subsidiary" means a Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

            "Eligible Currency" means any currency other than Dollars
   (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into Dollars in the international interbank market and (v) as to which an Equivalent Amount may be readily calculated.

            "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or hazardous wastes or the clean-up or other remediation thereof.

            "Equity Interests" means (i) in the case of a corporation, corporate stock, (ii) in the case of a limited liability company, association or business entity, any and all shares, interests, participations, ownership or voting rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, in each case regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

            "Equivalent Amount" of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Agent for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

            "Euro" and/or "EUR" means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

            "Eurocurrency" means any Agreed Currency.

            "Eurocurrency Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurocurrency Rate.

            "Eurocurrency Loan" means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable
   Eurocurrency Rate.

            "Eurocurrency Payment Office" of the Agent shall mean, for each of the Agreed Currencies, Bank One, Chicago, Illinois, or such other office, branch, affiliate or correspondent bank of the Agent as it may from time to time specify to the Borrower and each Lender as its Eurocurrency Payment Office.

            "Eurocurrency Rate" means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Reference Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin. The Eurocurrency Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

            "Eurocurrency Reference Rate" means, with respect to a Eurocurrency Advance for the relevant Interest Period, the applicable British Bankers' Association Interest Settlement Rate for deposits in the applicable Agreed Currency appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters Screen FRBD is not available to the Agent for any reason, the applicable Eurocurrency Reference Rate for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in the Applicable Agreed Currency as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and
   (ii) if no such British Bankers' Association Interest Settlement Rate is available, the applicable Eurocurrency Reference Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One offers to place deposits in the applicable Agreed Currency with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurocurrency Loan and having a maturity equal to such Interest Period.

            "Excess Cash Flow" means, for any fiscal year of the Borrower, an amount equal to the Borrower's (i) Consolidated EBITDA for such period, minus (ii) income taxes paid in cash for such period, minus (iii) Consolidated Capital Expenditures paid in cash during such period, minus (iv) Consolidated Interest Expense for such period, minus (v) all payments of the principal portion of the Term Loans and scheduled amortization of the principal portion of all other term Indebtedness of the Borrower and its Subsidiaries during such period, minus (vi) cash payments in respect of extraordinary and nonrecurring items, minus (vii) the increase (or plus the decrease) in Working Capital during such period, in each case as calculated in accordance with Agreement Accounting Principles.

            "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on or measured by its overall net income or profits, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or any political subdivision thereof or (ii) the jurisdiction in which the Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located or any political subdivision thereof.

            "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

            "Existing Credit Agreement" means that certain Credit
   Agreement dated as of May 15, 1998, as amended, among the Borrower, the lenders party thereto and Bank One (formerly known as The First National Bank of Chicago), as agent.

            "Existing Letters of Credit" is defined in Section 2.4.7.

            "Facility Termination Date" means September 30, 2004 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

            "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

            "Financial Contract" of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.

            "Financing" means, with respect to any Person, the issuance or sale by such Person of any Equity Interests of such Person or any Indebtedness consisting of debt securities of such Person pursuant to a registered offering or private placement, but excluding the issuance or sale of (i) any Indebtedness permitted to be incurred pursuant to Section 6.11, including, without limitation, the Subordinated Indebtedness, (ii) Equity Interests by the Borrower to any officer, director or employee of the Borrower or any of its Subsidiaries pursuant to any incentive compensation plan or program and (iii) Equity Interests or Indebtedness by any Subsidiary of the Borrower to the Borrower or any Wholly-Owned Subsidiary of the Borrower.

            "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate or Applicable Margin, as applicable, changes.

            "Floating Rate Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

            "Floating Rate Loan" means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

            "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

            "Genetic Systems" means Genetic Systems Corporation, a Delaware corporation.

            "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Guarantor" means each Subsidiary that executes a Guaranty pursuant to the terms of Section 6.28, and its successors and assigns.

            "Guaranty" means an unconditional guaranty of payment of the Secured Obligations, in form and substance satisfactory to the Agent, executed by any Subsidiary pursuant to the terms of
   Section 6.28, in each case as the same may from time to time be amended, modified, supplemented and/or restated.

            "Holders of Secured Obligations" shall mean the holders of the Secured Obligations from time to time and shall include their respective successors, transferees and assigns.

            "Indebtedness" of a Person means, without duplication, such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade),
   (iii) obligations which are evidenced by notes, acceptances, or other instruments, (iv) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (v) Capitalized Lease Obligations, (vi) reimbursement obligations with respect to standby letters of credit, whether drawn or undrawn, (vii) Rate Management Obligations, (viii) Off-Balance Sheet Liabilities, (ix) all liabilities and obligations of the type described in the preceding clauses (i) through (viii) of any other Person that such Person has assumed or guaranteed or that are secured by a Lien on any Property of such Person
   (provided that if any such liability or obligation of such other Person is not the legal liability of such Person, the amount thereof shall be deemed to be the lesser of (1) the actual amount of such liability or obligation and (2) the book value of such Person's Property securing such liability or obligation), and (x) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

            "Interest Period" means, with respect to a Eurocurrency Advance, a period of one, two, three or six months (or, if then available to all Lenders, nine or twelve months) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date the applicable number of months thereafter, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Interest Period shall end on the last Business Day of such succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

            "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit
   (other than accounts or notes receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (other than treasury stock) owned by such Person; any deposit accounts and certificate of deposit owned by such Person;
   and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person. Payment by a Person under a guaranty by such Person of Indebtedness of another Person shall be deemed to be an Investment by such Person in such other Person in the amount of such payment.

            "Issuing Lender" means Bank One and any other Lender that agrees, in its sole discretion, to issue Letters of Credit hereunder, and with respect to the Existing Letters of Credit only, "Issuing Lender" means Bank One, ABN AMRO Bank N.V. or
   Union Bank of California, as applicable.

            "L/C Draft" means a draft drawn on the Issuing Lender pursuant to a Letter of Credit.

            "L/C Interest" shall have the meaning ascribed to such term in Section 2.4.2.

            "L/C Obligations" means, without duplication, an amount equal to the sum of (i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the Issuing Lender, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and (iv) the aggregate face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied).

            "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

            "Lending Installation" means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the administrative information sheets provided to the Agent in connection herewith or otherwise selected by such Lender or the Agent pursuant to Section 2.17.

            "Letter of Credit" means any letter of credit issued or to be issued by the Issuing Lender pursuant to Section 2.4.1 and any Existing Letter of Credit.

            "Leverage Ratio" means, as of any date of calculation, the ratio of (i) Consolidated Funded Indebtedness outstanding on such date to (ii) Consolidated EBITDA for the Borrower's then most-recently ended four fiscal quarters.

            "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever

   (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

            "Loan" means a Revolving Loan or a Term Loan.

            "Loan Documents" means this Agreement, any Notes issued pursuant to Section 2.13, any Guaranty, the Collateral Documents and the other documents and agreements contemplated hereby and executed by the Borrower in favor of the Agent or any Lender.

            "Loan Parties" means the Borrower and each Guarantor.

            "Material Adverse Effect" means a material adverse effect on
   (i) the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower and the Guarantors collectively to perform their obligations under the Loan
   Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

            "Material Domestic Subsidiary" means any Domestic Subsidiary (other than a Guarantor) having assets (other than non-U.S.
   domiciled assets and Equity Interests in Foreign Subsidiaries) with a book value of $10,000,000 or more or any group of Domestic Subsidiaries (other than Guarantors) on a combined basis having such assets with a book value of $15,000,000 or more.

            "Material Indebtedness" is defined in Section 7.5.

            "Material Subsidiary" means any Subsidiary, or group of Subsidiaries on a combined basis, that constitutes a Substantial Portion of the Property of the Borrower and its Subsidiaries.

            "Moody's" mean Moody's Investors Service, Inc.

            "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA and to which the Borrower or any member of the Controlled Group is obligated to make contributions.

            "Net Cash Proceeds" means, with respect to any Asset Sale or Financing by any Person, (a) cash received by such Person or any Subsidiary of such Person from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale) or Financing, after (i) provision for all income or other taxes measured by or resulting from such Asset Sale or Financing, (ii) payment of all brokerage commissions and other fees and expenses related to such Asset Sale or Financing, (iii) repayment of Indebtedness secured by a Lien on any asset disposed of in such Asset Sale, (iv) deduction of appropriate amounts to be provided by such Person or a Subsidiary of such Person as a reserve, in accordance with Agreement Accounting Principles, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by such Person or a Subsidiary of such Person after such Asset Sale, including, without limitation, liabilities related to environmental matters, or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and (v) in the case of a sale of a facility, the costs of relocating the operations of the Borrower and its Subsidiaries from that facility; and (b) cash payments in respect of any Indebtedness, Equity Interest or other consideration received by such Person or any Subsidiary of such Person from such Asset Sale upon receipt of such cash payments by such Person or such Subsidiary.

            "Non-U.S. Lender" is defined in Section 3.5(iv).

            "Note" means any promissory note issued at the request of a Lender pursuant to Section 2.13 in the form of Exhibit C-1 or C-
   2.

            "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all unpaid Reimbursement
   Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Issuing Lender, the Agent or any indemnified party arising under the Loan Documents.

            "Off-Balance Sheet Liability" of a Person means (i) any repurchase obligation or recourse liability of such Person with respect to the collectibility of accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called "synthetic lease" transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of borrowing but which does not constitute a liability on the balance sheet of such Person, but excluding from this clause (iv) any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

            "Other Taxes" is defined in Section 3.5(ii).

            "Participants" is defined in Section 12.2.1.

            "Payment Date" means the last day of each March, June, September and December.

            "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

            "Permitted Acquisition" means any Acquisition made by the Borrower or any of its Subsidiaries, provided that (i) as of the date of the consummation of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Acquisition, (ii) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (iii) the business to be acquired in such Acquisition is reasonably related to one or more of the fields of enterprise in which the Borrower and its Subsidiaries are engaged on the Closing Date (after giving effect to the PSD Acquisition), and
   (iv) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained.

            "Permitted Subordinated Indebtedness" means Indebtedness of the Borrower, the payment of which is subordinated to payment of the Secured Obligations and all of the terms and conditions of which are reasonably acceptable to the Agent and the Required Lenders, issued in an aggregate principal amount not to exceed $125,000,000, the proceeds of which are used, in whole or in part, to consummate the PSD Acquisition or to refinance the Bridge Loan in its entirety; provided that terms and conditions substantially similar to those contained in the Description of Notes shall be deemed to be reasonably acceptable.

            "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

            "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group could reasonably be expected to incur any liability.

            "Pricing Schedule" means the Schedule attached hereto identified as such.

            "Pro Rata Share" means, with respect to any Lender at any time, the fraction (expressed as a percentage) obtained by dividing (a) such Lender's Commitment at such time by (b) the Aggregate Commitment at such time; provided, however, that if the Commitments shall have been terminated at such time, then "Pro Rata Share" shall mean the fraction (expressed as a percentage) obtained by dividing (x) the aggregate principal amount of such Lender's Revolving Loans, participations in L/C Obligations and Term Loans outstanding at such time by (y) the aggregate principal amount of all of the Revolving Loans, L/C Obligations and Term Loans outstanding at such time.

            "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person, including, without limitation, Equity Interests of Subsidiaries of such Person.

            "PSD Acquisition" means the acquisition by the Borrower of the outstanding capital stock of Pasteur Sanofi Diagnostics S.A. and certain related assets (the "Acquired Business") pursuant to the PSD Purchase Agreement.

            "PSD Purchase Agreement" means the Purchase Agreement dated July 3, 1999 among the Borrower, Sanofi Synthelabo and Institut Pasteur.

            "Purchasers" is defined in Section 12.3.1.

            "Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

            "Rate Management Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

            "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve
   System.

            "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

            "Reimbursement Obligation" is defined in Section 2.4.3.

            "Reportable Event" means a reportable event as defined in
   Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of
   Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or
   Section 412(d) of the Code.

            "Required Lenders" means Lenders in the aggregate having more than 50% of the sum of the Aggregate Commitment and the aggregate unpaid principal amount of the Term Loans or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the aggregate unpaid principal amount of the outstanding Advances and L/C Obligations.

            "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves), if any, which is imposed under Regulation D on Eurocurrency liabilities.

            "Revolving Advance" means an Advance consisting of Revolving
   Loans.
            "Revolving Loan" means, with respect to any Lender, a loan made by such Lender pursuant to Section 2.1.2 (or any conversion or continuation thereof).

            "S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

            "Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

            "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

            "Schwartz Group" means David and Alice Schwartz, their family and heirs, and corporations, partnerships and limited liability companies 100% owned by any of the foregoing and trusts for the benefit of any of the foregoing.

            "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

            "Secured Obligations" means, collectively, (i) the Obligations and (ii) all Rate Management Obligations owing to any Lender or any affiliate of any Lender.

            "Single Employer Plan" means a Plan (other than a
   Multiemployer Plan) maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

            "Subordinated Indebtedness" means the Bridge Loan and the Permitted Subordinated Indebtedness.

            "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

            "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the four fiscal quarter period ending immediately prior to the fiscal quarter in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

            "Synthetic Lease" is defined in Section 6.11(viii).

            "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding
   Excluded Taxes.

            "Term Loan" means, with respect to any Lender, the loan made by such Lender pursuant to Section 2.1.1 (or any conversion or continuation thereof).

            "Transferee" is defined in Section 12.4.

            "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance.

            "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

            "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

            "Voting Equity Interests" means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

            "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

            "Working Capital" means, as at any date of determination, the excess, if any, of (i) the Borrower's consolidated current assets, except cash and Cash Equivalent Investments, over
   (ii) the Borrower's consolidated current liabilities, except current maturities of long-term debt and Revolving Loans as of such date and all accrued interest as of such date.

            "Year 2000 Issues" means anticipated costs, problems and uncertainties associated with the inability of certain computer applications (whether of the Borrower, any of its Subsidiaries, or any of the Borrower's or any of its Subsidiaries' material customers, suppliers or vendors) to effectively handle data including dates on and after January 1, 2000, as such inability affects the business, operations and financial condition of the Borrower and its Subsidiaries.

            "Year 2000 Program" is defined in Section 5.19.

            The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


                                ARTICLE II

                                THE CREDITS

         2.1.  The Loans.

            2.1.1. Term Loans. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Term
   Loan in Dollars to the Borrower on the Closing Date in an amount equal to such Lender's Pro Rata Share of $100,000,000.

            2.1.2. Revolving Loans. (a) Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans in Agreed Currencies to the Borrower from time to time in Dollar Amounts not to exceed in the aggregate at any one time outstanding the Dollar Amount of its Commitment minus its Pro Rata Share of the Dollar Amount of L/C Obligations outstanding at such time, provided that (i) all Floating Rate Loans shall be made in Dollars and (ii) upon giving effect to each Revolving Advance, the aggregate outstanding principal Dollar Amount of all Advances and L/C Obligations in Agreed Currencies other than Dollars shall not exceed $100,000,000. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

           (b)Determination of Dollar Amounts; Required Payments.
   (i)  The Agent will determine the Dollar Amount of:

           (i) each Revolving Advance as of the date two Business Days prior to the Borrowing Date or, if applicable, date of conversion/continuation of such Revolving Advance, and

           (ii) all outstanding Revolving Advances and L/C Obligations on and as of the last Business Day of each quarter and on any other Business Day elected by the Agent in its reasonable discretion or upon instruction by the Required Lenders.

   Each day upon or as of which the Agent determines Dollar Amounts as described in the preceding clauses (i) and (ii) is herein described as a "Computation Date" with respect to Revolving Advances and L/C Obligations for which a Dollar Amount is determined on or as of such day. If at any time the Dollar Amount of the sum of the aggregate principal amount of all outstanding Revolving Advances plus the Dollar Amount of outstanding L/C Obligations (calculated, with respect to those Revolving Advances and L/C Obligations denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect thereto) exceeds 105% of the Aggregate Commitment, the Borrower shall immediately repay Revolving Advances in an aggregate principal amount such that after giving effect thereto the Dollar Amount of the sum of the aggregate principal amount of all outstanding Revolving Advances plus the Dollar Amount of outstanding L/C Obligations (calculated, with respect to those Revolving Advances and L/C Obligations denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect thereto) does not exceed the Aggregate Commitment.

         2.2. Repayment.

            2.2.1. Term Loans. The Term Loans shall be repaid in seventeen (17) quarterly installments of principal payable on each Payment Date, commencing on September 30, 2000, in the aggregate principal amounts set forth below:

       Payment Date                        Installment Agreement

       September 30, 2000                       $ 5,000,000
       December 31, 2000                        $ 5,000,000

       March 31, 2001                           $ 3,750,000
       June 30, 2001                            $ 3,750,000
       September 30, 2001                       $ 3,750,000
       December 31, 2001                        $ 3,750,000

       March 31, 2002                           $ 5,000,000
       June 30, 2002                            $ 5,000,000
       September 30, 2002                       $ 5,000,000
       December 31, 2002                        $ 5,000,000

       March 31, 2003                           $ 6,250,000
       June 30, 2003                            $ 6,250,000
       September 30, 2003                       $ 6,250,000
       December 31, 2003                        $ 6,250,000

       March 31, 2004                           $10,000,000
       June 30, 2004                            $10,000,000
       September 30, 2004                       $10,000,000
   provided, however, that (i) the final installment on September 30, 2004 shall be in the amount of the then unpaid principal balance of the Term Loans and (ii) the entire unpaid principal balance of the Term Loans shall be due and payable on the Facility Termination Date. Once repaid, the Term Loans may not be reborrowed.

            2.2.2. Revolving Loans. All outstanding Revolving Loans and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

         2.3. Ratable Loans; Types of Advances. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in accordance with their respective Pro Rata Shares. The Advances may be Floating Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9. After giving effect to any Advance, unless the Agent shall consent, there shall not be more than ten (10) different Interest Periods in effect with respect to all Advances then outstanding.

         2.4.Letters of Credit.

            2.4.1. Letter of Credit Facility. Upon receipt of duly executed applications therefor, and such other documents, instructions and agreements as the Issuing Lender may reasonably require, and subject to the provisions of Section 2.1.2 and
   Article IV, the Issuing Lender shall issue Letters of Credit denominated in any Agreed Currency for the account of the Borrower (or for the account of the Borrower and any of its Subsidiaries, provided that the Borrower's obligations hereunder with respect thereto shall be several and not joint), on terms as are satisfactory to the Issuing Lender; provided, however, that no Letter of Credit will be issued for the account of the Borrower by the Issuing Lender if on the date of issuance, before or after taking such Letter of Credit into account, (i) the aggregate outstanding Dollar Amount of all of the Revolving Advances and L/C Obligations exceeds or would exceed the Aggregate Commitment, (ii) the aggregate outstanding Dollar Amount of all Advances and L/C Obligations in Agreed Currencies other than Dollars would exceed $100,000,000, or (iii) the aggregate outstanding Dollar Amount of the L/C Obligations exceeds or would exceed $10,000,000; and provided, further, that no Letter of Credit shall be issued which has an expiration date later than the earlier of (i) one year from the date of issuance thereof and (ii) the date which is five (5) Business Days immediately preceding the Facility Termination Date. Each Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Facility Termination Date) unless the Issuing Lender notifies the beneficiary thereof at least 30 days prior to the then-applicable expiry date that such Letter of Credit will not be renewed.

            2.4.2. Letter of Credit Participation. Immediately upon the issuance of each Letter of Credit by the Issuing Lender hereunder, each Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the Issuing Lender an undivided interest and participation in and to such Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of the Issuing Lender thereunder (collectively, an "L/C Interest") in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Lender's Pro Rata Share.

            The Issuing Lender will notify the Agent promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit, and the Agent will promptly notify each Lender. On or at any time after the Business Day on which the Issuing Lender makes payment of each such L/C Draft or any other draw on a Letter of Credit, on demand of the Issuing Lender received by each Lender not later than 1:00 p.m. (Chicago time) on such Business Day, each Lender shall make payment on such Business Day to the Agent for the account of the Issuing Lender, in immediately available funds in the Agreed Currency of such Letter of Credit, in an amount equal to such Lender's Pro Rata Share of the amount of the Borrower's unpaid Reimbursement Obligation with respect thereto.

            Upon the Agent's receipt of funds as a result of the Issuing Lender's payment on an L/C Draft or any other draw on a Letter of Credit issued by the Issuing Lender, the Agent shall promptly pay such funds to the Issuing Lender. The obligation of each Lender to pay the Agent for the account of the Issuing Lender under this Section 2.4.2 shall be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.4.2, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent on behalf of the Issuing Lender receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the Agent for such amount in accordance with this Section 2.4.2.

            2.4.3. Reimbursement Obligation. The Borrower agrees unconditionally, irrevocably and absolutely upon receipt of notice from the Agent or the Issuing Lender to pay to the Agent, for the account of the Issuing Lender or the account of the Lenders, as the case may be, the amount of each advance which may be drawn under or pursuant to a Letter of Credit issued for its account or an L/C Draft related thereto (such obligation of the Borrower to reimburse the Issuing Lender or the Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a "Reimbursement Obligation" with respect to such Letter of Credit or L/C Draft), each such payment to be made by the Borrower to the Agent no later than 2:00 p.m. (Chicago time) on the third Business Day after the Business Day on which the Issuing Lender makes payment of each such L/C Draft. The Issuing Lender may direct the Agent to make such demand with respect to Letters of Credit issued by the Issuing Lender. If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance. Such interest shall be for the account of the Issuing Lender until the Lenders make payment for their respective participation interests in such Reimbursement Obligation in accordance with Section 2.4.2.

            2.4.4. Cash Collateral. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence and during the continuance of a Default, the Borrower shall, upon the Agent's demand (and, in the case of any Default described in Section 7.6 or 7.7, immediately, without any demand or the taking of any other action by the Agent, the Issuing Bank or any Lender), deliver to the Agent for the benefit of the Lenders, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Required Lenders, equal to the aggregate outstanding L/C Obligations of the Borrower. Any such collateral shall be held by the Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Agent for the benefit of the Lenders as collateral security for the Borrower's obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts.
   Such amounts shall be applied to reimburse the Agent or the Issuing Lender, as applicable, for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of such of the other
   Obligations as the Agent shall determine. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 2.4.4. which are not to be applied to reimburse the Issuing Lender for amounts actually paid or to be paid by the Issuing Lender in respect of a Letter of Credit or L/C Draft shall be returned to the Borrower (after deduction of the Agent's expenses incurred in connection with such cash collateral account).

            2.4.5. Letter of Credit Fees. The Borrower agrees to pay in Dollars (i) quarterly, in arrears, on each Payment Date to the Agent, for the ratable benefit of the Lenders, a letter of credit fee in the amount of the Applicable Fee Rate per annum on the aggregate average daily outstanding Dollar Amount available for drawing under all of the Letters of Credit and (ii) to the Agent for the benefit of the Issuing Lender, a fronting fee of 1/4 of one percent (0.25%) of the initial outstanding Dollar Amount available for drawing under each Letter of Credit (other than the Existing Letters of Credit), payable on the date of issuance of such Letter of Credit, plus all customary fees and other issuance, amendment, document examination, negotiation and presentment expenses and related charges in connection with the issuance, amendment, presentation of L/C Drafts, and the like customarily charged by the Issuing Lender with respect to standby and commercial Letters of Credit, including, without limitation, standard commissions with respect to commercial Letters of Credit, payable at the time of invoice of such amounts.

            2.4.6. Indemnification; Exoneration. (a) In addition to amounts payable as elsewhere provided in this Agreement, the Borrower agrees to protect, indemnify, pay and save harmless the Agent, the Issuing Lender and each Lender from and against any and all liabilities and costs which the Agent, the Issuing Lender or any Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the Issuing Lender, as a result of its gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the Issuing Lender of a Letter of Credit to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called "Governmental Acts").

            (b) As among the Borrower, the Lenders, the Issuing Lender and the Agent, the Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Borrower at the time of request for any Letter of Credit, the Issuing Lender of a Letter of Credit, the Agent and the Lenders shall not be responsible (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent, the Issuing Lender and the Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Lender's rights or powers under this Section 2.4.6.

            (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender under or in connection with Letters of Credit issued on behalf of the Borrower or any related certificates shall not, in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the Issuing Lender, the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

            (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.4.6. shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

            2.4.7. Transitional Letter of Credit Provisions. From and after the Closing Date, the letters of credit described on
   Schedule 2.4 (the "Existing Letters of Credit") shall be deemed to constitute Letters of Credit issued pursuant to Section 2.4.1. in which the Lenders participate pursuant to Section 2.4.2. Fees shall accrue in respect of the Existing Letters of Credit as provided in Section 2.4.5. beginning as of the Closing Date.

         2.5. Commitment Fee; Reductions in Aggregate Commitment. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee at a per annum rate equal to the

   Applicable Fee Rate on the daily unused portion of such Lender's Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in the minimum amount of $5,000,000 (and in integral multiples of $1,000,000 in excess thereof), upon at least three Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal Dollar Amount of the outstanding Revolving Loans and L/C Obligations. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Revolving Loans hereunder.

         2.6. Minimum Amount of Each Advance. Each Eurocurrency Advance in Dollars shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), each Eurocurrency Advance in Euro shall be in the minimum amount of EUR 5,000,000
   (and in multiples of EUR 1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $250,000 (and in multiples of $250,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

         2.7.  Prepayments.

            2.7.1. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $250,000 or any integral multiple of $250,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon notice to the Agent not later than 12:00 noon (Chicago time) on the date of payment (which shall be a Business Day). The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section
   3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurocurrency Advances in Dollars upon three Business Days' prior notice to the Agent, and in a minimum aggregate amount of EUR 5,000,000 or any integral multiple of EUR 1,000,000 in excess hereof, any portion of the outstanding Eurocurrency Advances in Euro upon four Business Days' prior notice to the Agent. Principal payments applied to the Term Loans shall be applied to the principal installments payable under Section 2.2.1 in the order specified by the Borrower, so long as no Default or Unmatured Default exists, and otherwise pro rata to all remaining unpaid principal installments.

            2.7.2.  Mandatory Prepayments of the Term Loans.

            (a) In the event of any Asset Sale by the Borrower or any Subsidiary of the Borrower, other than those Asset Sales permitted pursuant to Section 6.13(i) through (iv) and except as provided in the following sentence, upon the Borrower's or any of its Subsidiaries' (i) receipt of any Net Cash Proceeds from any such Asset Sale, or (ii) conversion to cash or Cash Equivalent Investments of non-cash proceeds received from any Asset Sale, which when aggregated with the Net Cash Proceeds from other Asset Sales consummated during the Borrower's then current fiscal year and other cash and Cash Equivalent Investments converted during such fiscal year from non-cash proceeds from any other Asset Sales exceed $5,000,000, the Borrower shall make a mandatory prepayment of the Term Loans in an amount equal to one hundred percent (100%) of such Net Cash Proceeds or such proceeds converted from non-cash to cash or Cash Equivalent Investments. Notwithstanding the foregoing, so long as no Default or Unmatured Default exists, such percentage shall be reduced to the Applicable Percentage, provided that the amount that would otherwise be required as a mandatory prepayment in accordance with the first sentence of this Section 2.7.2(a) (the "Available Net Cash Proceeds") shall be invested in assets or property (other than Cash Equivalent Investments) in the Borrower's or any Subsidiary's business within twelve months after such Asset Sale; such investment shall be deemed effected to the extent that such property or assets are acquired or constructed, commitments for such acquisition or construction are entered into and/or such property or assets are identified and a construction project related thereto has been commenced within such twelve-month period. To the extent that Available Net Cash Proceeds are not so invested within twelve months after the applicable Asset Sale, such uninvested amount shall thereupon be paid to the Agent as a mandatory prepayment in accordance with this Section 2.7.2(a).
   So long as no Default or Unmatured Default exists, Net Cash Proceeds of Asset Sales with respect to which the Borrower shall have given the Agent written notice prior to such Asset Sale of its intention to replace the assets within twelve months following such Asset Sale shall not be subject to the provisions of the first and second sentences of this Section 2.7.2(a) unless and to the extent that such applicable period shall have expired without such replacement having been made.

            (b) In the event of any Financing by the Borrower or any Subsidiary of the Borrower, upon the Borrower's or any of its Subsidiaries' receipt of any Net Cash Proceeds from such Financing, the Borrower shall make a mandatory prepayment of the Term Loans in an amount equal to one hundred percent (100%) of such Net Cash Proceeds.

            (c) Simultaneously with the delivery of the annual audited financial statements required to be delivered pursuant to
   Section 6.1(i) for each fiscal year, the Borrower shall calculate Excess Cash Flow for such fiscal year and shall make a mandatory prepayment of the Term Loans, payable not later than the earlier of ten (10) days after such financial statements and calculation are delivered or one hundred ten (110) days after the end of such fiscal year, in an amount equal to the Applicable Percentage of such Excess Cash Flow.

            (d)  Each mandatory prepayment required by clauses (a),
   (b) and (c) of this Section 2.7.2 shall be applied to the principal installments payable under Section 2.2.1 in the order of maturity to the extent of one quarterly installment and then pro rata to all remaining unpaid principal installments.

            (e) Nothing in this Section 2.7.2 shall be construed to constitute the Lenders' consent to any transaction referred to in clauses (a) and (b) above which is otherwise prohibited by the terms of this Agreement.

         2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 12:00 noon (Chicago time) on the Borrowing Date of each Floating
   Rate Advance, at least three Business Days before the Borrowing Date for each Eurocurrency Advance in Dollars and at least four Business Days before the Borrowing Date for each Eurocurrency Advance in Euro, specifying:

            (i) the Borrowing Date, which shall be a Business Day, of such Advance,

            (ii)  the aggregate amount of such Advance,

            (iii) the Type of Advance selected, and

            (iv) in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto.

   On each Borrowing Date, each Lender shall make available its Loan or Loans, (i) if such Loan is denominated in Dollars, not later than 2:00 p.m., Chicago time, in Federal or other funds immediately available to the Agent, in Chicago, Illinois at its address specified in or pursuant to Article XIII and, (ii) if such Loan is denominated in an Agreed Currency other than Dollars, not later than 2:00 p.m., local time, in the city of the Agent's Eurocurrency Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Agent's Eurocurrency Payment Office for such currency. Unless the Agent determines that any applicable condition specified in Article IV has not been satisfied, the Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

         2.9. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate
   Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time:

            (i) each such Eurocurrency Advance denominated in Dollars shall be automatically converted into a Floating Rate Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance either continue as a Eurocurrency Advance for the same or another Interest Period or be converted into a Floating Rate Advance; and

            (ii) each such Eurocurrency Advance denominated in an Agreed

                 Currency other than Dollars shall automatically continue as a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless
                 (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period.

   Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances denominated in the same Agreed Currency; provided that any conversion of any Eurocurrency Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 12:00 noon (Chicago time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, three Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in Dollars, or four Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in an Agreed Currency other than Dollars, prior to the date of the requested conversion or continuation, specifying:

            (i) the requested date, which shall be a Business Day, of such conversion or continuation, and

            (ii) the Agreed Currency, amount and Type(s) of Advance(s)
                 into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.

         2.10. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurocurrency Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurocurrency Advance based upon the Borrower's selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date. The Borrower shall select Interest Periods so that it is not necessary to repay any portion of a Eurocurrency Advance prior to the last day of the applicable Interest Period in order to make a repayment required pursuant to Section 2.2.1.

         2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower, declare that no Advance may be made as, converted into or continued as a Eurocurrency Advance in Dollars. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and
   (iii) the letter of credit fee payable pursuant to Section 2.4.5 shall be increased by 2% per annum above the fee otherwise applicable, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates and letter of credit fee set forth in clauses (i), (ii) and (iii) above shall be applicable to all Advances and Letters of Credit, respectively, without any election or action on the part of the Agent or any Lender.

         2.12. Method of Payment. (i) Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at (except as set forth in the next sentence) the Agent's address specified pursuant to
   Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 2:00 p.m. (local time) at the place of payment on the date when due and shall be applied ratably by the Agent among the Lenders. All payments to be made by the Borrower hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Agent, at its Eurocurrency Payment Office for such currency and shall be applied ratably by the Agent among the Lenders.
   Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at, (a) with respect to Floating Rate Loans and Eurocurrency Loans denominated in Dollars, its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender and (b) with respect to Eurocurrency Loans denominated in an Agreed Currency other than Dollars, in the funds received from the Borrower at the address of the Agent's Eurocurrency Payment Office for such currency.

            (ii) Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the "Original Currency") no longer exists or the Borrower is not able to make payment to the Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower take all risks of the imposition of any such currency control or exchange regulations.

         2.13.  Noteless Agreement; Evidence of Indebtedness.
   (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

            (ii) The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Agreed Currency and Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

            (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

            (iv) Any Lender may request that its Loans be evidenced by a promissory note (a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the form of Exhibit C-1 and/or C-2, as applicable. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

         2.14. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Agreed Currencies and Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

         2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on the last day of each month, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion.
   Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurocurrency Advances, commitment fees and letter of credit fees shall be calculated for actual days elapsed on the basis of a 360-day year, and interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

         2.16. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof (and in any event by 1:00 p.m., Chicago time, on the applicable Borrowing
   Date with respect to a Borrowing Notice for a Floating Rate Advance), the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

         2.17. Lending Installations. Subject to Section 3.6, each Lender will book its Loans at the appropriate Lending Installation listed on the administrative information sheets provided to the Agent in connection herewith or such other Lending Installation designated by such Lender in accordance with the final sentence of this
   Section 2.17. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Subject to Section 3.6, each
   Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

         2.18.  Non-Receipt of Funds by the Agent.   Unless the
   Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or
   (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

         2.19. Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender's obligation to make or continue, or to convert Floating Rate Advances into, Eurocurrency Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an "Affected Lender"), the Borrower may elect to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations owing to the Affected Lender pursuant to an assignment substantially in the form of Exhibit B and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section
   12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

         2.20.  Market Disruption.   Notwithstanding the satisfaction
    of all conditions referred to in Article II and Article IV with respect to any Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Agent or the Required
   Lenders make it impracticable for the Eurocurrency Loans comprising such Advance to be denominated in the Agreed Currency specified by the Borrower, then the Agent shall forthwith give notice thereof to the Borrower and the Lenders, and such Loans shall not be denominated in such Agreed Currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Floating
   Rate Loans, unless the Borrower notifies the Agent prior to 10:00 a.m. on such Borrowing Date that it elects not to borrow on such date.

         2.21.  Judgment Currency.   If for the purposes of obtaining
   judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the "specified currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent's main Chicago office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds
   (a) the sum originally due to any Lender or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.2, such Lender or the Agent, as the case may be, agrees to remit such excess to the Borrower.


                               ARTICLE III

                         YIELD PROTECTION; TAXES


         3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency first made after the date hereof:

            (i) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurocurrency Loans, or

            (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than any component of the Reserve Requirement taken into account in determining the interest rate applicable to Eurocurrency Advances), or

            (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurocurrency Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurocurrency Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurocurrency Loans held or interest received by it, by an amount reasonably deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurocurrency Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurocurrency Loans or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

         3.2. Changes in Capital Adequacy Regulations. If a Lender (including any Lender in its capacity as the Issuing Lender) reasonably determines that the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender reasonably determines is attributable to this Agreement, its Loans, its L/C Interests or its Commitment to make Loans or to issue or participate in Letters of Credit hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards" and any amendments to such regulations adopted prior to the date of this Agreement.

         3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are not available or (ii) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances, then the Agent shall suspend the availability of Eurocurrency Advances (until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist) and require any affected Eurocurrency Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

         3.4.  Funding Indemnification.   If any payment of a
   Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made on the date specified by the Borrower for any reason other than default by one or more Lenders, the Borrower will indemnify each Lender (other than any Lender in default of its obligations under this Agreement) for any loss or cost actually incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance, but in any event not including lost profits.

         3.5. Taxes. (i) All payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction or withholding for any and all Taxes. If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

         (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

         (iii) The Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

         (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not less than ten Business Days after the date of this Agreement, (i) deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such

   Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

         (v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

         (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

         (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

         3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and
   3.5 or to avoid the unavailability of Eurocurrency Advances under
   Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section
   3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable within fifteen days after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

                                 ARTICLE IV

                             CONDITIONS PRECEDENT


         4.1. Initial Advance. The Lenders shall not be required to make the initial Loans hereunder unless (a) such initial Loans are made not later than November 1, 1999, (b) the PSD Acquisition has been (or concurrently therewith will be) consummated, (c) the Borrower has furnished to the Agent the documents listed on the List of Closing Documents attached hereto as Schedule 4.1, (d) the Borrower has received not less than $100,000,000 in proceeds from the Bridge Loan on the terms and conditions set forth in the Bridge Loan Agreement or from Permitted Subordinated
   Indebtedness, (e) the Borrower has paid (or made arrangements to pay concurrently with the making of the initial Loans) all principal, interest, fees and premiums, if any, on all loans outstanding under the Existing Credit Agreement and has terminated such agreement, and (f) the Borrower has paid to the Agent and the Arranger the fees agreed to in the letter agreement dated July 2, 1999 then due and owing.

         4.2. Each Advance and Letter of Credit. The Lenders shall not be required to make any Advance, and the Issuing Lender shall not be required to issue any Letter of Credit, unless on the applicable Borrowing Date or date of issuance:

         (i)   There exists no Default or Unmatured Default.

         (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date or date of issuance except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

         Each Borrowing Notice with respect to each such Advance and each application with respect to each such Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.2(i) and (ii) have been satisfied. Subject to Section 2.11, the conditions contained in this Section 4.2 shall not apply to the conversion or continuation of all or any portion of any outstanding Advance.

                                  ARTICLE V

                        REPRESENTATIONS AND WARRANTIES


         The Borrower represents and warrants to the Lenders that:

         5.1. Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to own, operate and encumber its Property and to conduct its business, as presently conducted and as proposed to be conducted giving effect to the PSD Acquisition, in each jurisdiction in which its business is conducted, except for any failure to be so authorized that could not reasonably be expected to have a Material Adverse Effect.

         5.2. Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate (or equivalent) proceedings, and the Loan Documents to which such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

         5.3. No Conflict; Government Consent. Neither the execution and delivery by the Loan Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any Governmental Authority which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents, except (i) filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, and
   (ii) filings necessary to create or perfect security interests in the Collateral.

         5.4. Financial Statements. (a) The December 31, 1998 audited consolidated financial statements and the March 31, 1999 and June
   30, 1999 unaudited consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the periods then ended, subject, in the case of such unaudited financial statements, to normal year-end adjustments and the absence of notes.

            (b) The December 31, 1998, financial statements of the Acquired Business and any additional financial statements of the Acquired Business required by the Securities and Exchange Commission heretofore delivered to the Lenders were prepared in accordance with U.S. generally accepted accounting principles in effect on the date such statements were prepared and fairly present the financial condition and operations of the Acquired Business at such dates and the results of its operations for the periods then ended.

            (c) The pro forma financial statements of the Borrower and its Subsidiaries, copies of which are attached hereto as
   Schedule 5.4, present on a pro forma basis the financial condition of the Borrower and its Subsidiaries as of such date, and reflect on a pro forma basis those liabilities reflected in the notes thereto and resulting from consummation of the PSD Acquisition, the transactions contemplated by this Agreement and the Bridge Loan Agreement, and the payment or accrual of all costs and expenses with respect to any of the foregoing. The projections and assumptions expressed in such pro forma financials were prepared in good faith and represent good faith assumptions and estimates on the part of the Borrower based on the information available to the Borrower at the time so prepared.

         5.5. Material Adverse Change. Since December 31, 1998 there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, including, without limitation, the Acquired Business, which could reasonably be expected to have a Material Adverse Effect.

         5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are not yet due and payable or are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 1994. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes are adequate in accordance with Agreement Accounting Principles.

         5.7. Litigation and Contingent Obligations. Except as set forth on Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is set forth on Schedule 5.7, the Borrower and its Subsidiaries have no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

         5.8. Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement after giving effect to the PSD Acquisition, setting forth their respective jurisdictions of organization and the percentage of their respective Equity Interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding Equity Interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

         5.9. ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: there are no Unfunded Liabilities under any Single Employer Plans; neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans; each Plan complies in all material respects with all applicable requirements of law and regulations; no Reportable Event has occurred with respect to any Plan; neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so; and no steps have been taken to reorganize or terminate any Plan.

         5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading in a manner relied upon by the Lenders to their detriment.

         5.11. Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock (as defined in Regulation U).

         5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement (other than agreements or instruments evidencing or governing Indebtedness) to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

         5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

         5.14.  Ownership of Properties.  Except as set forth on
   Schedule 6.15, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Agent as owned by the Borrower and its Subsidiaries and all other Property material to the Borrower's and its Subsidiaries' businesses, except as sold or otherwise disposed of in the ordinary course of business. The Borrower and each Subsidiary (i) owns and/or possesses all the patents, trademarks, trade names, service marks, copyrights, licenses and rights with respect to the foregoing necessary for the present conduct of its business without any known conflict with the rights of others, and (ii) owns and/or possesses and/or has applied for all the patents, trademarks, trade names, service marks, copyrights, licenses and rights with respect to the foregoing necessary for the planned conduct of its business for the next six months, without any known conflict with the rights of others, except, with respect to clauses (i) and (ii), where the failure to own and/or possess any patents, trademarks, trade names, service marks, copyrights, licenses and/or rights could not reasonably be expected to have a Material Adverse Effect and/or subject the Borrower or any Subsidiary to any material liability in connection with any infringement and/or similar cause of action related to any of the foregoing.

         5.15. Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans or issuance of Letters of Credit hereunder gives rise to a prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to "plan assets" of the Borrower and its Subsidiaries.

         5.16. Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

         5.17. Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         5.18. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         5.19. Year 2000. The Borrower has generally completed its assessment of Year 2000 Issues and has a realistic program (the "Year 2000 Program") for completing required remediations and replacements of its assets on a timely basis. The Borrower has identified significant suppliers and is requesting information from them regarding the Year 2000 readiness of their products and services, but it has not, as of the date hereof, received sufficient responses to ascertain that a material adverse impact can be avoided as a result of the failure of such suppliers to deliver products and services after December 31, 1999. Except as set forth in the preceding sentence and for Year 2000 Issues affecting the United
   States and international economies generally, based on its assessment and Year 2000 Program the Borrower does not anticipate that Year 2000 Issues will have a Material Adverse Effect.

         5.20. Subordinated Indebtedness. The Secured Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

         5.21. Post-Retirement Benefits. As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any expected costs of post-retirement medical and insurance benefits payable to their employees and former employees, as estimated by the Borrower in accordance with Financial Accounting Standards Board Statement No. 106.

         5.22. Insurance. Schedule 5.22 accurately sets forth as of the Closing Date all insurance policies and programs currently in effect with respect to the respective properties and assets and business of the Borrower and its Domestic Subsidiaries, specifying, for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof, (vi) the annual premium with respect thereto, and (vii) any reserves relating to any self-insurance program that is in effect.

         5.23. The PSD Acquisition. As of the Closing Date and immediately prior to the making of the initial Loans:

            (i) the PSD Purchase Agreement is in full force and effect, no material breach, default or waiver of any term or provision of the PSD Purchase Agreement by the Borrower or any of its Subsidiaries or, to the best of the Borrower's knowledge, the other parties thereto has occurred (except for such breaches, defaults and waivers, if any, consented to in writing by the Agent) and no action has been taken by any competent Governmental Authority which restrains, prevents or imposes any material adverse condition upon, or seeks to restrain, prevent or impose any material adverse condition upon, the PSD Acquisition;

            (ii) the representations and warranties of each of the Borrower and, to the Borrower's knowledge, the Sellers (as defined in the PSD Purchase Agreement) contained in the PSD
   Purchase Agreement are true and correct in all material respects;

            (iii) except as set forth on Schedule 5.7, to the Borrower's knowledge, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or threatened against Pasteur Sanofi Diagnostics S.A. or any of its Subsidiaries which could reasonably be expected to have a material adverse effect on the business, Property, condition (financial or otherwise) or results of operations of Pasteur Sanofi Diagnostics S.A. and its Subsidiaries, taken as a whole; and

            (iv) all material conditions precedent to, and all material consents and material regulatory approvals necessary to permit, the PSD Acquisition pursuant to the PSD Purchase Agreement have been satisfied or waived with the prior written consent of the Agent; but for the payment of the purchase price, the PSD Acquisition has been consummated, or concurrently with the making of the initial Loans hereunder will be consummated, in accordance with the PSD Purchase Agreement and applicable law; the aggregate purchase price for the Acquired Business under the PSD Purchase Agreement does not exceed the equivalent of U.S. $210,000,000; and upon the payment of the purchase price the Borrower will obtain good and marketable title to the "Shares" (as defined in the PSD Purchase Agreement) free and clear of any Liens other than Liens permitted under
   Section 6.15.

         5.24. Solvency.   (i) Immediately after the consummation
   of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

            (ii) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.


                                 ARTICLE VI

                                 COVENANTS

         During the term of this Agreement, unless the Required
   Lenders shall otherwise consent in writing:

         6.1. Financial Reporting.2   The Borrower will maintain,
   for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

            (i) Within 100 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Borrower's independent certified public accountants) audit report certified by independent certified public accountants acceptable to the Required Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows.

            (ii) Within 60 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

            (iii) As soon as available, but in any event within 90 days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower and its Subsidiaries for such fiscal year.

            (iv) Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit A signed by its Chief Financial Officer or Treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

            (v) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

            (vi) As soon as possible and in any event within 20 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

            (vii) As soon as possible and in any event within 20 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and
                   (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

            (viii) Promptly upon the furnishing thereof to the
                   shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

            (ix) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

            (x) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

         6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances to pay the purchase price and related costs and expenses of the PSD Acquisition, to refinance existing Indebtedness of the Acquired Business, to repay loans outstanding under the Existing Credit Agreement, for working capital and for other general corporate purposes; provided, however, that on the Closing Date, after giving effect to all Revolving Loans to be made on the Closing Date and the Existing Letters of Credit, the unused portion of the Aggregate Commitment shall not be less than $15,000,000. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

         6.3. Notice of Default. The Borrower will give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured

   Default and of any other development, financial or otherwise (including, without limitation, developments with respect to Year 2000 Issues), which could reasonably be expected to have a Material Adverse Effect.

         6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business only in fields of enterprise substantially the same as or reasonably related to the fields of enterprise in which it is presently conducted (after giving effect to the PSD Acquisition) and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

         6.5.  Taxes.   The Borrower will, and will cause each Subsidiary
   to, timely file complete and correct United States federal, if applicable, and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property which if unpaid might become a Lien on any of the Collateral, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside if and to the extent required by Agreement Accounting Principles.

         6.6. Insurance; Insurance and Condemnation Proceeds. (a) The Borrower shall maintain for itself and its Domestic Subsidiaries, or shall cause each of its Domestic Subsidiaries to maintain, in full force and effect the insurance policies and programs listed on Schedule 5.22 or substantially similar policies and programs or other policies and programs as reflect coverage that is reasonably consistent with prudent industry practice. The Borrower shall deliver to the Agent (i) endorsements to all "All Risk" physical damage insurance policies on all of the Borrower's and the Guarantors' tangible real and personal property and assets and business interruption insurance policies naming the Agent loss payee, and (ii) certificates as to all general liability and other liability policies naming the Agent an additional insured. In the event the Borrower or any of its Domestic Subsidiaries, at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto within ten days after written notice from the Agent, then the Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter so long as such failure shall continue (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent deems advisable. All sums so disbursed by the Agent shall constitute part of the Obligations, payable as provided in this Agreement.

            (b) The Borrower shall direct (and, if applicable, shall cause any Guarantor to direct) all insurers under policies of property damage, machinery and business interruption insurance and payors of any condemnation claim or award relating to the property to pay all proceeds payable under such policies or with respect to such claim or award for any loss with respect to the Collateral directly to the Agent, for the benefit of the Agent and the Holders of the Secured Obligations; provided that if such proceeds or award is less than $5,000,000 ("Excluded Proceeds"), unless a Default shall have occurred and be continuing, the Agent shall remit such Excluded Proceeds to the Borrower. Each such policy shall contain a long-form loss-payable endorsement naming the Agent as loss payee, which endorsement shall be in form and substance acceptable to the Agent. The Agent shall, upon receipt of such proceeds (other than Excluded Proceeds) and at the Borrower's direction, either apply the same to the principal amount of the Revolving Loans outstanding at the time of such receipt and create a corresponding reserve against the Aggregate Commitment in an amount equal to such application (the "Decision Reserve") or hold them as cash collateral for the Obligations in an interest bearing account. For up to one hundred eighty days from the date of any loss (the "Decision Period"), the Borrower may notify the Agent that it intends to restore, rebuild or replace the property subject to any insurance payment or condemnation award and shall, as soon as practicable thereafter, provide the Agent detailed information, including a construction schedule and cost estimates. Should a Default occur and be continuing during the Decision Period, should the Borrower notify the Agent during the Decision Period that it has decided not to rebuild or replace such property, or should the Borrower fail to notify the Agent of the Borrower's decision during the Decision Period, then the amounts held as cash collateral pursuant to this
   Section 6.6 or as the Decision Reserve shall upon the Required Lenders' direction be applied as a mandatory prepayment of the Term Loans pursuant to Section 2.7.2(a). Proceeds held as cash collateral pursuant to this Section 6.6 or as the Decision Reserve shall be disbursed as payments for restoration, rebuilding or replacement of such property become due; provided, however, should a Default occur and be continuing after the Borrower has notified the Agent that it intends to rebuild or replace the property, the Decision Reserve or amounts held as cash collateral may, or shall, upon the Required Lenders' direction, be applied as a mandatory prepayment of the Term Loans pursuant to Section 2.7.2(a). In the event the Decision Reserve is to be applied as a mandatory prepayment of the Term Loans, the Borrower shall be deemed to have requested an Advance of Revolving Loans in an amount equal to the Decision Reserve, and such Advance shall be made as a Floating Rate Advance regardless of any failure of the Borrower to meet the conditions precedent set forth in Article IV. Upon completion of the restoration, rebuilding or replacement of such property, the unused proceeds shall constitute Net Cash Proceeds of an Asset Sale and shall be applied as a mandatory prepayment of the Term Loans pursuant to
   Section 2.7.2(a).

         6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect and/or result in the creation of any Lien not permitted by Section 6.15.

         6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary and commercially reasonable to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, in each case except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

         6.9.  Inspection.   The Borrower will, and will cause each
   Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers, in each case upon reasonable advance notice and at such reasonable times (during normal business hours) and intervals as the Agent may designate. In addition, during the continuance of any Default, the Agent or any Lender may, at their sole cost and expense, retain an outside environmental consulting firm for the purpose of conducting a Phase I environmental site assessment, and any follow-up investigation reasonably suggested by such assessment, of any of the Property, upon reasonable advance notice and at reasonable times and intervals as the Agent may designate.

         6.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its Equity Interests at any time outstanding, except that any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary and excluding share repurchases of the Borrower's capital stock used solely to fund employee stock purchase plans and employee stock option plans, provided such share repurchases do not exceed $5,000,000 in the aggregate in any fiscal year (including, without limitation, the fiscal year ending December 31, 1999).

         6.11.  Indebtedness.   The Borrower will not, nor will it
   permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

            (i)    The Loans and Reimbursement Obligations.

            (ii) Indebtedness (other than Indebtedness of Foreign Subsidiaries) existing on the date hereof and described in Schedule 6.11.

            (iii) Indebtedness arising under Rate Management Transactions and other Financial Contracts permitted by Section 6.25.

            (iv)   The Subordinated Indebtedness.

            (v) Indebtedness of Foreign Subsidiaries not exceeding $30,000,000 (or equivalent in foreign currencies) in aggregate principal amount at any one time outstanding prior to December 31, 1999 and $25,000,000 (or equivalent in foreign currencies) in aggregate principal amount at any one time outstanding on or after December 31, 1999.

            (vi) Factoring of accounts and notes receivable of Foreign Subsidiaries, provided that (A) such receivables sold without recourse to the selling

                   Foreign Subsidiary shall be sold on commercially reasonable terms and (B) the liabilities of such Foreign Subsidiaries with respect to such receivables sold with recourse to the selling Foreign Subsidiary shall not exceed $10,000,000 (or equivalent in foreign currencies) in the aggregate outstanding at any time.

            (vii)  Indebtedness constituting Contingent
                   Obligations permitted by Section 6.24.

            (viii) Indebtedness incurred pursuant to so-called
                   "synthetic lease" transactions ("Synthetic Leases") and Sale and Leaseback Transactions, provided that at the time such transaction is entered into (A) no Default or Unmatured Default exists and (B) the Leverage Ratio as of the last day of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 6.1 on a pro forma basis as if such Synthetic Lease or Sale and Leaseback Transaction were entered into at the beginning of the four-fiscal quarter period ending on such day would have been equal to or less than 3.00 to 1.

            (ix) Indebtedness of the Borrower to any Subsidiary or of any Guarantor to the Borrower or any other Guarantor or of any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor; provided that if the Borrower or any Guarantor is the obligor on such Indebtedness, such Indebtedness shall be expressly subordinate to the payment in full of the Secured Obligations in a manner satisfactory in form and substance to the Agent.

            (x)    Other Indebtedness, not otherwise permitted by clauses
                   (i) through (ix) above, not exceeding $15,000,000 in the aggregate outstanding at any one time.

         6.12.  Merger.   The Borrower will not, nor will it permit any
   Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge (i) into the Borrower or a Wholly-Owned Subsidiary or (ii) in connection with a Permitted Acquisition.

         6.13. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

            (i)    Sales of inventory in the ordinary course of business.

            (ii) Sales by Foreign Subsidiaries of accounts receivable and notes receivable permitted by Section 6.11(vi).

            (iii)  Sales or other dispositions of Property
                   in connection with Synthetic Leases and Sale and Leaseback Transactions permitted by Section 6.11(viii).

            (iv) Equipment or other assets traded in or exchanged for replacement assets.

            (v) Leases, sales or other dispositions of its Property (excluding leases, sales or other dispositions permitted under clauses (i) through (iv) above) that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (v) during the four-fiscal quarter period ending with the fiscal quarter in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries, provided that during the continuance of a Default or Unmatured Default, any disposition of Collateral pursuant to this clause (v) shall be for consideration consisting only of cash and Cash Equivalent Investments.

         6.14.  Investments and Acquisitions.   The Borrower will not,
   nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

            (i)    Cash Equivalent Investments.

            (ii)   Existing Investments in Subsidiaries and other
                   Investments in existence on the date hereof and described in Schedule 6.14.

            (iii) Investments by the Borrower or any Guarantor in Subsidiaries other than Guarantors, in addition to Investments permitted by clause (ii) above not to exceed in the aggregate during the term of this Agreement the sum of (A) $15,000,000 (or equivalent in foreign currencies) plus (B) the cumulative amount of repayments of principal, returns of capital and dividends received by the Borrower or any Guarantor from Subsidiaries other than Guarantors on Investments (including existing Investments) in such Subsidiaries.

            (iv)   Investments in the Borrower and in
                   Subsidiaries that are Guarantors, and Investments by Subsidiaries that are not Guarantors in other
                   Subsidiaries that are not Guarantors.

            (v) Permitted Acquisitions and Investments in joint ventures, provided that no Default or Unmatured Default exists before or after giving effect to such Permitted Acquisition or such joint venture Investment.

            (vi)   Investments constituting Rate Management
                   Transactions and Financial Contracts permitted by
                   Section 6.25.

            (vii)  Other Investments not otherwise
                   permitted by clauses (i) through (vi) above, not exceeding in the aggregate during the term of this Agreement the sum of (A) $10,000,000 plus (B) the cumulative amount of repayments of principal, returns of capital and dividends received by the Borrower or any Guarantor on Investments made pursuant to this clause (vii).

         6.15. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

            (i) Liens for taxes, assessments or governmental charges (other than Liens imposed by the PBGC) or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books if and to the extent required by Agreement Accounting Principles.

            (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books if and to the extent required by Agreement Accounting Principles.

            (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

            (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

            (v) Liens granted to or for the benefit of the Agent, the Lenders and/or the Holders of Secured Obligations pursuant to any Loan Document or Rate Management Transaction.

            (vi) Liens on property of Foreign Subsidiaries in connection with banker's acceptances with maturities not in excess of 180 days.

            (vii) Liens on accounts and notes receivable of Foreign Subsidiaries securing loans and advances to Foreign Subsidiaries permitted by Section 6.11.

            (viii) Liens against equipment, property, or plant leased by the Borrower or any Subsidiary in favor of the lessor thereof.

            (ix) Purchase money Liens to secure Indebtedness permitted hereunder, and extensions, renewals and refinancing thereof so long as the principal amounts thereof are not increased.

            (x) Liens to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and surety bonds and other similar obligations in the ordinary course of business.

            (xi) Liens on documents and related property arising in connection with trade letters of credit in the ordinary course of business.

            (xii) Liens (excluding liens permitted under clauses (i) through (xi) above) existing on the date hereof, the aggregate amount of liabilities secured by which does not exceed $5,000,000. All such Liens securing liabilities in excess of $250,000 are listed on
                   Schedule 6.15 hereto.

            (xiii) Liens (excluding liens permitted under clauses (i)
                   through (xii) above) to secure obligations of the Borrower or any Subsidiary, the principal amount of which does not exceed $15,000,000 at any one time.

         6.16. Capital Expenditures. The Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend, in excess of $40,000,000 for Capital Expenditures during any one fiscal year, commencing with fiscal year 1999, in the aggregate for the Borrower and its Subsidiaries on a consolidated basis; provided, however, that for each fiscal year after 1999, such aggregate amount shall be increased by an amount (the "Carryover Amount") that is the lesser of (i) the excess, if any, of (A) the maximum aggregate amount of Capital Expenditures (including any Carryover Amount) permitted pursuant to this Section 6.16 for the immediately preceding fiscal year over (B) the aggregate amount of actual Capital Expenditures during such preceding fiscal year and (ii) $40,000,000. Notwithstanding the foregoing and in addition thereto, the Borrower and its Subsidiaries may make
   Capital Expenditures (1) in an amount equal to Available Net Cash Proceeds in accordance with Section 2.7.2(a) and (2) in an amount equal to Excess Cash Flow on a cumulative basis to the extent not required to be applied as a mandatory prepayment pursuant to
   Section 2.7.2(c).

         6.17. Limitation on Negative Pledge Clauses and Payment Restrictions Affecting Subsidiaries (a) The Borrower shall not
   (and shall not suffer or permit any of its Domestic Subsidiaries to), directly or indirectly, enter into any agreement with any Person which prohibits or limits the ability of any of the Borrower or any of its Domestic Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Secured Obligations, other than (i) the agreements evidencing or governing Subordinated Indebtedness, (ii) Lien restrictions in a Capitalized Lease or other purchase money financing arrangement permitted hereunder relating to the asset financed thereunder and
   (iii) purchase agreements, license agreements, leases and other similar agreements entered into in the ordinary course of business that prohibit a Lien on the asset or assets subject to such agreements.

         (b) The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of its Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Borrower or any of its Subsidiaries, except

            (1) restrictions imposed by the agreements and instruments governing or evidencing the Subordinated Indebtedness,

            (2)  restrictions imposed by applicable law,

            (3) existing restrictions under Indebtedness of any Subsidiary outstanding on the Closing Date (after giving effect to the PSD Acquisition),

            (4) restrictions under any Acquired Indebtedness not incurred in violation of any agreement (including any Equity Interest) relating to any property, asset, or business acquired by the Borrower or any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired,

            (5) restrictions with respect solely to any of its Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary; provided, that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold,

            (6) restrictions on transfer contained in purchase money Indebtedness; provided, that such restrictions relate only to the transfer of the property acquired with the proceeds of such purchase money Indebtedness,

            (7) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business,

            (8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business,

            (9) in connection with and pursuant to permitted refinancings, replacements of restrictions imposed pursuant to clauses (3), (4) or (6) or this clause (9) of this Section 6.17(b) that are not more restrictive taken as a whole than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced, and

            (10) restrictions contained in Indebtedness incurred by a Foreign Subsidiary in accordance with this Agreement; provided, that such restrictions relate only to one or more Foreign
   Subsidiaries.

            Notwithstanding the foregoing, (A) customary provisions restricting subletting or assignment of any lease entered into in

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

   the ordinary course of business, consistent with industry practice and (B) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of this Agreement may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

         6.18. Year 2000. The Borrower will take and will cause each of its Subsidiaries to take all such actions as are reasonably necessary to successfully implement the Year 2000 Program and to assure that Year 2000 Issues will not have a Material Adverse Effect. At the request of the Agent, the Borrower will provide a description of the Year 2000 Program, together with any updates or progress reports with respect thereto.

         6.19. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Borrower and its Wholly-Owned Subsidiaries) except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

         6.20. Unfunded Liabilities. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Borrower will not permit any Unfunded Liabilities to exist under any Plan.

         6.21. Subordinated Indebtedness. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness which is adverse to the interests of the Lenders, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness, other than (i) in connection with the incurrence or issuance of the Rollover Bridge Notes and/or the Exchange Notes (as such terms are defined in the Bridge Loan Agreement) pursuant to the Bridge Loan Agreement, (ii) the refinancing of the Bridge Loan with proceeds of Permitted Subordinated Indebtedness or Equity Interests issued by the Borrower and (iii) after the issuance of Permitted Subordinated Indebtedness, the exchange of notes evidencing such Indebtedness for notes that have terms substantially identical in all material respects to such original notes, except that such new notes do not contain terms with respect to transfer restrictions. No Subordinated Indebtedness shall bear interest required to be paid in cash at a rate in excess of 14% per annum. The Borrower shall exercise any option that permits it to capitalize interest on Subordinated Indebtedness in excess of 14% per annum. The Borrower shall give the Agent five Business Days' prior written notice of the terms of any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness.

         6.22. Required Rate Management Transactions. Subject to the next sentence, from and after the date which is 90 days after the Closing Date, the Borrower will maintain one or more Rate Management Transactions with one or more financial institutions

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

   acceptable to the Agent in its reasonable discretion, providing for interest rate protection on a notional amount equal to 50% of the aggregate outstanding amount of the Term Loans and the Subordinated Indebtedness for a period of at least three years from the Closing Date. It is agreed that the incurrence of the Bridge Loan at a rate of interest capped with respect to cash interest and/or the issuance of the Permitted Subordinated Indebtedness at a fixed rate of interest shall be deemed to provide such protection to the extent of the outstanding principal amount thereof.

         6.23. Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any Sale and Leaseback Transaction other than Sale and Leaseback Transactions and Synthetic Leases permitted by Section
   6.11(viii).

         6.24. Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent
   Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) guaranties of Indebtedness permitted by Section 6.11, provided that only
   Guarantors shall guarantee Subordinated Indebtedness, (iii) guaranties by the Borrower or any Subsidiary of employee credit card obligations in the ordinary course of business, (iv) recourse obligations in connection with the factoring of accounts and notes receivable of Foreign Subsidiaries, (v) guaranties and other Contingent Obligations of the Borrower or any Subsidiary with respect to obligations of any Subsidiary and (vi) other Contingent Obligations not otherwise permitted by clauses (i) through (v) above not exceeding $2,000,000 in the aggregate outstanding at any one time.

         6.25. Financial Contracts. The Borrower will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Financial Contract, except (i) Rate Management Transactions required under Section 6.22 and (ii) other Financial Contracts pursuant to which the Borrower or any Subsidiary has hedged its reasonably estimated interest rate, foreign currency or commodity exposure.

         6.26.  Financial Covenants.

                6.26.1.  Interest Coverage Ratio.  The Borrower
         will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense to be less than 3.00 to 1 for each fiscal quarter ending on or prior to June 30, 2000;
         3.25 to 1 for each fiscal quarter ending after June 30, 2000 and on or prior to December 31, 2000; 3.75 to 1 for each fiscal quarter ending after December 31, 2000 and on or prior to December 31, 2001; and 4.00 to 1 for each fiscal quarter ending after December 31, 2001.

               6.26.2. Fixed Charge Coverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, of (i) Consolidated EBITDA minus Consolidated Capital Expenditures to (ii) Consolidated Interest Expense, plus (without duplication) scheduled maturities of principal of Consolidated Funded Indebtedness during such four fiscal

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

         quarter period, plus expense for taxes paid or accrued, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than 1.15 to 1 for each fiscal quarter ending on or prior to December 31, 2000; and
         1.25 to 1 for each fiscal quarter ending thereafter.

               6.26.3. Leverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Funded Indebtedness to (ii) Consolidated EBITDA for the then most-recently ended four fiscal quarters to be greater than: 4.75 to 1 for each fiscal quarter ending on or prior to March 31, 2000; 4.25 to 1 for each fiscal quarter ending after March 31, 2000 and on or prior to December 31, 2000; 3.50 to 1 for each fiscal quarter ending after December 31, 2000 and on or prior to December 31, 2001; and
         3.00 to 1 for each fiscal quarter ending after December 31, 2001.

               6.26.4. Senior Leverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Funded Indebtedness minus Subordinated Indebtedness to (ii) Consolidated EBITDA for the then most-recently ended four fiscal quarters to be greater than 3.50 to 1 for each fiscal quarter ending on or prior to March 31, 2000; 3.00 to 1 for each fiscal quarter ending after March 31, 2000 and on or prior to December 31, 2000; and 2.50 to 1 for each fiscal quarter ending after December 31, 2000.

               6.26.5. Minimum Net Worth. The Borrower will at all times maintain Consolidated Net Worth of not less than the sum of (i) $185,000,000 plus (ii) 75% of Consolidated Net Income earned in each fiscal quarter beginning with the quarter ending December 31, 1999 (without deduction for losses) plus (iii) the amount of any addition to the consolidated stockholders' equity of the Borrower and its Subsidiaries at any time resulting from the issuance or sale of any Equity Interests by the Borrower after the date of this Agreement.

               6.26.6. Pro Forma Calculation. In the event that the Borrower or any Subsidiary shall have consummated a Permitted Acquisition or Investment in a joint venture during any four fiscal quarter period for which any financial covenant contained in this Section 6.26 is calculated, such financial covenant shall be calculated as if such Permitted Acquisition or Investment (including any Indebtedness incurred in connection therewith) had been consummated on the first day of such four fiscal quarter period, provided that the Borrower shall not include such Permitted Acquisition or Investment in the calculation of Consolidated EBITDA, unless the Borrower shall have delivered to the Lenders, at or prior to the time financial statements as of the last day of such four fiscal quarter period are delivered to the Lenders pursuant to
         Section 6.1, audited financial statements of the acquired business or Person or joint venture, as the case may be, stated in Dollars and presented in conformity with U.S.
         generally accepted accounting principles, and covering the period from the first day of such four fiscal quarter period to the actual date of the consummation of such Permitted Acquisition.

         6.27. Fiscal Year. The Borrower shall not, and shall not permit any Subsidiary to, change the fiscal year of the Borrower or any Subsidiary.

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

         6.28.  Guarantors; Pledges of Stock of Foreign Subsidiaries.
   (a) If at any time on or after the Closing Date, any one or more Domestic Subsidiaries shall constitute a Material Domestic Subsidiary, the Borrower shall promptly notify the Agent thereof, which notice shall specify the date as of which such Domestic Subsidiary or Subsidiaries became a Material Domestic Subsidiary. (Each reference hereafter in this Section 6.28 to a Material Domestic Subsidiary shall mean each Subsidiary constituting such Material Domestic Subsidiary.) Within 90 days after the date specified in such notice, the Borrower shall (i) cause such Material Domestic Subsidiary to execute and deliver to the Agent a Guaranty and such Collateral Documents with respect to substantially all of the Property of such Material Domestic Subsidiary as the Agent shall reasonably request (all such Collateral Documents to be substantially similar to corresponding Collateral Documents executed by the Borrower and otherwise in form and substance reasonably satisfactory to the Agent) and (ii) pledge to the Agent, for the benefit of the Holders of Secured Obligations, all of the Equity Interests of such Material Domestic Subsidiary held by the Borrower, in each case together with such supporting documentation, including authorizing resolutions and/or opinions of counsel, as the Agent may reasonably request. Notwithstanding the foregoing (A) if the Borrower acquires a Material Domestic Subsidiary pursuant to a Permitted Acquisition, the Borrower may, as an alternative to complying with the preceding sentence, within 90 days after the consummation of such Permitted Acquisition, cause such Material Domestic Subsidiary to merge into, or to transfer all or substantially all of its assets to, the Borrower or a Guarantor, and (B) the Borrower shall comply with the preceding sentence or, in the alternative, the preceding clause (A), with respect to Sanofi Diagnostics Pasteur, Inc. and Genetic Systems within 180 days after the Closing Date.

            (b) If at any time on or after the Closing Date, any Foreign Subsidiary, the Equity Interests of which are held by the Borrower and/or any Guarantor, shall have net assets (at book value) of $10,000,000 (or the equivalent in any foreign currency) or more, within 90 days after the Agent shall so request, the Borrower shall, or shall cause such Guarantor to, pledge 65% of such Equity Interests to the Agent, for the benefit of Holders of Secured Obligations, pursuant to a pledge agreement, together with an opinion of counsel from the jurisdiction of organization of such Foreign Subsidiary (which may be the Borrower's or such Foreign Subsidiary's internal counsel, if qualified in such jurisdiction), in each case in form and substance reasonably satisfactory to the Agent.

         6.29. Future Liens on Real Property. The Borrower shall, and shall cause each Guarantor to, execute and deliver to the Agent, within 30 days after its acquisition or leasing of any real property with a fair market value of $1,000,000 or more after the Closing Date, a mortgage, deed of trust, collateral assignment or other appropriate instrument evidencing a Lien upon any such acquired property, lease or interest, to be in form and substance reasonably acceptable to the Agent and subject only to such Liens as otherwise shall be permitted by this Agreement, and if requested by the Agent a title insurance policy insuring the Agent's interest therein. The foregoing provision shall not apply to (a) real property acquired with purchase money financing otherwise permitted hereunder, until such purchase money financing has been repaid and the purchase money lien released,
   (b) Synthetic Leases and Sale and Leaseback Transactions otherwise permitted hereunder or (c) then-existing leases assumed or acquired pursuant to a Permitted Acquisition; and the foregoing provision shall apply to the leasing of any real property only if (i) the term of such lease (without regard to

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

   any extension thereof at then current market rent) is more than five years, (ii) such real property consists of an operating plant or (iii) such lease has a material value by reason of a purchase option, below-market rent or otherwise.

         6.30. Surveys of Mortgaged Property. Within 60 days after the Closing Date, the Borrower shall deliver to the Agent ALTA surveys covering each parcel of owned real property with respect to which the Borrower is delivering a mortgage or deed of trust on the Closing Date. Such surveys shall be sufficient to enable the title insurance company to delete the survey exception from each title insurance policy delivered to the Agent on the Closing Date without reflecting as a result of such survey any exception that materially impairs the Borrower's ownership of such property or the Borrower's use of such property for its intended purpose.

                                ARTICLE VII

                                 DEFAULTS


         The occurrence of any one or more of the following events shall constitute a Default:

         7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, any Letter of Credit or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

         7.2.  Nonpayment of principal of any Loan or
   Reimbursement Obligation when due, or nonpayment of interest upon any Loan or of any commitment fee or other obligations under any of the Loan Documents within five days after the same becomes due.

         7.3. The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15,
   6.16, 6.17, 6.19, 6.21, 6.23, 6.24, 6.25, 6.26, 6.27, 6.28 or
   6.30; or the breach by the Borrower of any of the terms and conditions of Section 6.1, 6.3, 6.6, 6.9 or 6.29 which is not remedied within ten days.

         7.4. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article
   VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty days after written notice from the Agent or the Required Lenders.

         7.5. (i) Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness (other than Indebtedness owing by the Borrower to any Subsidiary or by any Subsidiary to the Borrower or another Subsidiary and other than Rate Management Obligations) outstanding in a principal amount aggregating in excess of $5,000,000 ("Material Indebtedness"); or

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

   the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries then outstanding in a principal amount in excess of $2,500,000 shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment and other than in connection with the refinancing of the Bridge Loan with the proceeds of Permitted Subordinated Indebtedness) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due; or (ii) the occurrence of an early termination under any Rate Management Transaction resulting from (A) any event of default under such Rate Management Transaction as to which the Borrower or any Subsidiary is the defaulting party or (B) any termination event as to which the Borrower or any Subsidiary is an affected party and, in either event, the termination value or other similar obligation owed by the Borrower or such Subsidiary as a result thereof is in excess of $5,000,000 and remains unpaid.

         7.6. The Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect,
   (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file (by the deadline for such filing) an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith and in a reasonably timely manner any appointment or proceeding described in Section 7.7.

         7.7. Without the application, approval or consent of the Borrower or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Material Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Material Subsidiaries and in each case such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

         7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

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

         7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more
   (i) judgments or orders for the payment of money (except to the extent covered by insurance as to which the insurer has not disclaimed coverage) in excess of $5,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or
   (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith in a reasonably timely manner.

         7.10. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), could reasonably be expected to have a Material Adverse Effect.

         7.11. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount which could reasonably be expected to have a Material Adverse Effect.

         7.12. The Borrower or any of its Subsidiaries shall (i) be the subject of any order by any Governmental Authority or any judicial determination of liability pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or
   (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect, taking into account amounts to be paid by third parties.

         7.13.  Any Change in Control shall occur.

         7.14. Any Collateral Document shall fail to remain in full force or effect or any action shall be taken by the Borrower or any of its Subsidiaries to discontinue or to assert the invalidity or unenforceability of any Collateral Document.

         7.15. Any Guarantor shall take any action to revoke or discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall deny that is has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

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


                                ARTICLE VIII

                ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

         8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans and the obligation of the Issuing Lender to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, the Issuing Lender or any Lender. If any other Default occurs, the Required Lenders
   (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans and the obligation of the Issuing Lender to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

         If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation of the Issuing Lender to issue Letters of Credit hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

         8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement or waiver shall, without the consent of each Lender affected thereby:

         (i) Extend the final maturity of any Loan or postpone any regularly scheduled payment of principal of any Loan, postpone the date fixed for any payment of Reimbursement Obligations, forgive all or any portion of the principal amount of any Loan or Reimbursement Obligation, or reduce the rate or extend the time of payment of interest or fees hereunder.

         (ii) Reduce the percentage specified in the definition of Required Lenders or amend the definition of Pro Rata Share.

         (iii) Extend the Facility Termination Date or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Aggregate Commitment or of the Commitment of any Lender hereunder, or reduce the Aggregate Commitment other than ratably among the Lenders having

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

                Commitments, or permit the Borrower to assign its rights under this Agreement.

         (iv)   Amend this Section 8.2.


         (v) Release any Guarantor, except in connection with a disposition of Equity Interests of a Guarantor otherwise permitted by the Loan Documents, or, except as provided in the Loan Documents, release all or substantially all of the Collateral.

   No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under
   Section 12.3.2 without obtaining the consent of any other party to this Agreement. No amendment of any provision of this Agreement relating to the Issuing Lender shall be effective without the written consent of the Issuing Lender.

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

         8.3. Preservation of Rights. No delay or omission of the Lenders, the Issuing Lender or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence.
   Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the Issuing Lender and the Lenders until the Obligations have been paid in full.

                                ARTICLE IX

                            GENERAL PROVISIONS

         9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.

         9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower, and the Issuing Lender shall not be obligated to issue any Letter of Credit for the account of the Borrower, in violation of any limitation or prohibition provided by any applicable statute or regulation.

         9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

         9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.13.

         9.5.  Several Obligations; Benefits of this Agreement.
   The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to

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   the same extent as if it were a party to this Agreement.

         9.6. Expenses; Indemnification. (i) The Borrower shall reimburse the Agent and the Arranger for any reasonable out-of-pocket expenses (including reasonable fees and expenses of attorneys for the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Issuing Lender and the Lenders for any reasonable out-of-pocket expenses (including reasonable fees, time charges and expenses of attorneys for the Agent, the Issuing Lender and the Lenders, which attorneys may be employees of the Agent) paid or incurred by the Agent, the Issuing Lender or any Lender in connection with the collection and enforcement of the Loan Documents.

         (ii) The Borrower hereby further agrees to indemnify the Agent, the Arranger, the Issuing Lender, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, the Issuing Lender, any Lender or any of their respective affiliates is a party thereto) which any of them may pay or incur arising out of or relating to any litigation, investigation, claims or proceedings which arise out of or are related to this Agreement, the other Loan Documents, the transactions contemplated hereby, the direct or indirect application or proposed application of the proceeds of any Loan hereunder, or the issuance of any Letter of Credit hereunder or the direct or indirect application or proposed application of the proceeds of any drawing thereunder, except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party
   seeking indemnification or any affiliate of such party.   The
   obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

         9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

         9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

         9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the Issuing Lender and the Agent on the other hand shall be solely that of borrower

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

   and lender. Neither the Agent, the Arranger, the Issuing Lender nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Arranger, the Issuing Lender nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Agent, the Arranger, the Issuing Lender nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought or any affiliate of such party. Neither the Agent, the Arranger, the Issuing Lender nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

         9.11. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure
   (i) to its Affiliates (that are not competitors of the Borrower or any Subsidiary in any of their respective lines of business) and to other Lenders and their respective Affiliates (that are not competitors of the Borrower or any Subsidiary in any of their respective lines of business), (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee,
   (iii) as may be required or appropriate, to regulatory officials,
   (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) as may be required or appropriate, to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 12.4.

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


         9.12. Disclosure. The Borrower and each Lender hereby acknowledge and agree that one or more affiliates of Bank One are or may become direct or indirect equity investors in the Borrower, and each Lender hereby waives any liability of Bank One or such affiliate to such Lender arising out of or resulting from such investments or relationships, other than liabilities arising out of the gross negligence or willful misconduct of Bank One or its affiliates.

         9.13. Performance of Obligations. The Borrower agrees that, after the occurrence and during the continuance of a Default, the Agent may, but shall have no obligation to, (i) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral (other than any of the foregoing which is permitted hereunder) and (ii) make any other payment or perform any act required of the Borrower under any Loan Document or take any other action which the Agent in its discretion deems necessary or desirable to protect or preserve the Collateral, including, without limitation, any action to (y) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (z) pay any rents payable by the Borrower which are more than 30 days past due, or as to which the landlord has given notice of termination, under any lease. The Agent shall use its reasonable efforts to give the Borrower five (5) Business Days' notice of any action taken under this Section 9.13 prior to the taking of such action; provided that the failure to give such notice shall not affect the Borrower's obligations in respect thereof. The Borrower agrees to pay the Agent, promptly after receipt of a reasonably detailed invoice therefor, the principal amount of all funds advanced by the Agent under this
   Section 9.13, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this Section 9.13 within one (1) Business Day after the date the Borrower receives written demand therefor from the Agent, the Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Agent, in immediately available funds, the amount equal to such Lender's Pro Rata Share of such advance. If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent's demand therefor, the Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Agent its Pro Rata Share of any such unreimbursed advance under this Section 9.13 shall neither relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent. All outstanding principal of, and interest on, advances made under this Section 9.13 shall constitute Obligations secured by the Collateral until paid in full by the Borrower.

         9.14. Waiver of Notice. The Lenders party hereto that are lenders party to the Existing Credit Agreement hereby (i) waive the requirement of Section 2.5 of the Existing Credit Agreement that the Borrower give the agent thereunder ten business days' written notice of Termination in whole of the lenders' commitments thereunder and (ii) consent to such notice being given prior to 10:00 a.m. (Chicago time) on the effective date of such termination.

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


                                  ARTICLE X

                                  THE AGENT


         10.1. Appointment; Nature of Relationship. Bank One, NA, having its principal office in Chicago, Illinois is hereby appointed by each of the Lenders (including the Issuing Lender, and each reference in this Article X to a Lender shall include the Issuing Lender) as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan
   Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this
   Article X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section
   9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

         10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

         10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person or any affiliate of such Person.

         10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any

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

   agreement by an obligor to furnish information directly to each Lender;
   (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent;
   (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower's or any such guarantor's respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

         10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or all of the Lenders, as applicable, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders or all of the Lenders, as applicable. Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

         10.6.  Employment of Agents and Counsel.   The Agent may
   execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

         10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

         10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation,

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

   execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and
   (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this
   Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

         10.9. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

         10.10. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other
   Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

         10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan
   Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

         10.12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such

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

   resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The
   Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective upon the appointment of a successor Agent as set forth herein. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Lenders, a successor Agent. Any appointment of a successor Agent shall be subject to the Borrower's consent, which shall not be unreasonably withheld or delayed, provided that such consent shall not be required at any time that a Default shall have occurred and be continuing. Notwithstanding the foregoing, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent.
   Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan
   Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Corporate Base Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

         10.13. Agent's Fee. The Borrower agrees to pay to the Agent, for its own account, the fees agreed to by the Borrower and the Agent pursuant to that certain letter agreement dated July 2, 1999, or as otherwise agreed from time to time.

         10.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

         10.15. Execution of Collateral Documents. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf the
   Collateral Documents and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.

         10.16.  Collateral Releases.   The Lenders hereby empower and
   authorize the Agent to execute and deliver to the Borrower on their

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

   behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral or of any Guarantor which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section
   8.2, all of the Lenders) in writing.

         10.17.  Co-Agents, etc.   Neither the Syndication Agent nor
   the Documentation Agent nor any Co-Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.


                                 ARTICLE XI

                          SETOFF; RATABLE PAYMENTS


         11.1. Setoff. In addition o, and without limitation of, any rights of the Lenders or the Issuing Lender under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available, other than trust accounts) and any other Indebtedness at any time held or owing by any Lender or the Issuing Lender or any Affiliate of any Lender or the Issuing Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender or the Issuing Lender, whether or not the Obligations, or any part hereof, shall then be due.

         11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

         11.3. Application of Payments. So long as a Default shall have occurred and be continuing, or if the Borrower shall otherwise fail to direct the application of payments hereunder, the Agent shall, unless otherwise specified at the direction of the Required Lenders, which direction shall be consistent with the last sentence of

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   this Section 11.3, apply all payments and prepayments (other than prepayments pursuant to Section 2.7.1) in respect of any Obligations and all proceeds of Collateral in the following order:

            (A) first, to pay interest on and then principal of any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower;

            (B) second, to pay interest on and then principal of any advance made under Section 9.13 for which the Agent has not then been paid by the Borrower or reimbursed by the Lenders;

            (C) third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Agent;

            (D) fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the Issuing Lender;

            (E) fifth, to pay interest due in respect of the Loans and Reimbursement Obligations;

            (F) sixth, to the ratable payment or prepayment of principal outstanding on Loans, Reimbursement Obligations and Rate Management Obligations in such order as the Agent may determine in its sole discretion; and

            (G)  seventh, to the ratable payment of all other
   Obligations.

   Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans shall be applied first, to the outstanding Revolving Loans, and second, to the outstanding Term Loans, in each case, first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurocurrency Rate Loans with those Eurocurrency Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 11.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the Lenders and other Holders of Secured Obligations as among themselves. The order of priority set forth in clauses
   (D) through (G) of this Section 11.3 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person. The order of priority set forth in clauses (A) through (C) of this Section 11.3 may be changed only with the prior written consent of the Agent.

         11.4.  Relations Among Lenders.

         Except with respect to the exercise of set-off rights of any Lender in accordance with Section 11.1, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Collateral or Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Agent. Notwithstanding the foregoing, and subject to Section 11.2, any Lender shall have the right to enforce on an unsecured basis the payment of the principal of and interest on any Loan made by it after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.


                                ARTICLE XII

              BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS


         12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Agent, the Issuing Lender and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents, (ii) any assignment by any Lender must be made in compliance with Section 12.3 and (iii) any assignment or delegation of duties by the Agent shall be made only in compliance with Article X. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

         12.2.  Participations.

                12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities that are not competitors of the Borrower or any Subsidiary in any of their respective lines of business ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, any L/C Interest of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and L/C Interests and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

                12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, L/C Interest or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, L/C Interest or Commitment, extends the Facility Termination Date, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan, L/C
         Interest or Commitment, releases any guarantor of any such Loan or Reimbursement Obligation or releases all or substantially all of the collateral, if any, securing any such Loan or Reimbursement Obligation.

                12.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The
         Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in
         Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

         12.3.  Assignments.

                12.3.1. Permitted Assignments. Any Lender or the Issuing Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities that are not competitors of the Borrower or any Subsidiary in any of their respective lines of business ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Each assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender's rights and obligations under this Agreement. Such assignment shall be substantially in the form of Exhibit B or in such other form as may be agreed to by the parties thereto. The consent of the Agent and, so long as no Default exists, the consent of the Borrower shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an affiliate thereof. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an affiliate thereof shall (unless the Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender's Commitment and outstanding Term Loans (calculated as at the date of such assignment) or its outstanding Loans and L/C Interests (if the applicable Commitment has been terminated).

                12.3.2. Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Loans and L/C Interests under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment, Loans and L/C
         Interests assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section
         12.3.2, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments and Term Loans, as adjusted pursuant to such assignment.

         12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

         12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of
   Section 3.5(iv).

                               ARTICLE XIII

                                 NOTICES


         13.1. Notices. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, seven days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

         13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


                               ARTICLE XIV

                               COUNTERPARTS


         This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.


                                ARTICLE XV

     CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

         15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT

   LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

         15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION
   OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS
   AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN
   RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED
   IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW
   OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE
   AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN
   THE COURTS OF ANY OTHER JURISDICTION.

         15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

         IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

                                BIO-RAD LABORATORIES, INC.


                                By: /s/ Ronald W. Hutton
                                 Name: Ronald W. Hutton
                                 Title: Treasurer

                                Address:   1000 Alfred Nobel Drive
                                Hercules,  California  94547

                                Attention: Chief Financial Officer
                                           (with a copy to the General
                                           Counsel)

                                Telephone: (510) 741-7000
                                FAX:       (510) 741-5815

   Commitments

   $15,000,000                  BANK ONE, NA,
                                Individually as a Lender, as an Issuing
                                Lender and as Agent


                                By: /s/ Anthony B. Mathews
                                    Name: Anthony B. Mathews
                                    Title: Sr. Vice President

                                Address:    777 South Figueroa Street
                                            4th Floor
                                            Los Angeles, California  60670

                                Attention:  Anthony B. Mathews
                                Telephone:  (213)683-4957
                                FAX:        (213)683-4999

   $12,500,000                  ABN AMRO BANK N.V.,
                                Individually as a Lender and as Syndication
                                Agent



                                By:  /s/ Clay Jackson
                                     Name:  Clay Jackson
                                     Title: Senior Vice President



                                By:  /s/ Gina M. Brusatori
                                     Name:  Gina M. Brusatori
                                     Title: Group Vice President

                                Address:   101 California Street
                                           Suite 4550
                                           San Francisco, CA 94111
                                Attention: Jeffrey French
                                Telephone: (415)984-3703
                                Facsimile: (415)362-3524

   $12,500,000                  UNION BANK OF CALIFORNIA, N.A.,
                                Individually as a Lender and as
                                Documentation Agent



                                By: /s/ Michael E. Cooper
                                    Name:  Michael E. Cooper
                                    Title: Vice President

                                Address:   1800 Harrison Street
                                           Suite 1400
                                           Oakland, CA 94612-3429
                                Attention: Michael e. cooper
                                Telephone: (510)271-1742
                                Facsimile: (510)271-1764

   $8,750,000                   THE BANK OF NOVA SCOTIA,
                                Individually as a Lender and as Co-Agent




                                By: /s/ R. P. Reynolds
                                    Name:  R.P. Reynolds
                                    Title: Relationship Manager

                                Address:    580 California Street
                                            Suite 2100
                                            San Francisco, CA 94104
                                Attention:  Robert P. Reynolds
                                Telephone:  (415)986-1100
                                Facsimile:  (415)397-0791

   $8,750,000                   BANQUE NATIONALE DE PARIS,
                                Individually as a Lender and as Co-Agent



                                By: /s/ Katherine Wolfe
                                    Name:  Katherine Wolfe
                                    Title: Vice President


                                By: /s/ Sandra F. Bertram
                                    Name:  Sandra F. Bertram
                                    Title: Assistant Vice President

                                Address:   180 Montgomery Street
                                           San Francisco, CA 94104
                                Attention: Sandy Bertram
                                Telephone: (415)772-1333
                                Facsimile: (415)296-8954

   $8,750,000                   COOPERATIEVE CENTRALE
                                RAIFFEISEN-BOERENLEENBANK B.A.
                                "RABOBANK INTERNATIONAL", NEW
                                YORK BRANCH,
                                Individually as a Lender and as Co-Agent



                                By: /s/ Michiel V.M. Van der Voort
                                    Name:  Michiel V.M. Van der Woort
                                    Title: Vice President



                                By: /s/ Edward Peyser
                                    Name:  Edwar Peyser
                                    Title: Vice President

                                Address:   4 Embarcadero Center
                                           Suite 3200
                                           San Francisco, CA 94111
                                Attention: Richard Cerf
                                Telephone: (415)782-9830
                                Facsimile: (415)986-8349

   $8,750,000                   WELLS FARGO BANK,
                                Individually as a Lender and as Co-Agent



                                By: /s/ Brian S. O'Melveny
                                    Name:  Brian S. O'Melveny
                                    Title: V. P.

                                Address:   One Kaiser Plaza
                                           Suite 850
                                           Oakland, CA 94612
                                Attention: Brian O'Melveny
                                Telephone: (510)464-1842
                                Facsimile: (510)839-2296

   $5,000,000                   COMERICA BANK-CALIFORNIA



                                By: /s/ R. Michael Law
                                    Name:  R. Michael Law
                                    Title: Vice President

                                Address:   155 Grand Avenue
                                           Suite 402
                                           Oakland, CA 94612
                                Attention: R. Michael Law
                                Telephone: (510)645-2205
                                Facsimile: (510)645-2220

   $5,000,000                   CREDIT LYONNAIS NEW YORK
                                BRANCH



                                By: /s/ Robert Ivosevich
                                    Name:  Robert Ivosevich
                                    Title: Senior Vice President

                                Address:   515 South Flower Street
                                           22nd Floor
                                           Los Angeles, CA 90071
                                Attention: Rita Raychaudhuri
                                Telephone: (213)362-5954
                                Facsimile: (213)623-3437

   $5,000,000                   LLOYDS TSB BANK PLC



                                By: /s/ David Rodway
                                    Name:  David Rodway
                                    Title: Assistant Director



                                By: /s/ Paul Briamonte
                                    Name:  Paul Briamonte
                                    Title: Director

                                Address:   575 Fifth Avenue
                                           17th Floor
                                           New York, NY 10017
                                Attention: Ian Dimmock
                                Telephone: (212)930-5051
                                Facsimile: (212)930-5098

   $5,000,000                   U.S. BANK, NATIONAL ASSOCIATION



                                By: /s/ Meredith N. Davis
                                    Name:  Meredith N. Davis
                                    Title: Assistant Vice President

                                Address:   2890 N. Main Street
                                           Walnut Creek, CA 94596
                                Attention: Meredith Davis
                                Telephone: (925)942-9467
                                Facsimile: (925)945-6919

   $5,000,000                   THE NORTHERN TRUST COMPANY



                                By: /s/ Candelario Martinez
                                    Name:  Candelario Martinez
                                    Title: Vice President

                                Address:   50 South LaSalle Street
                                           Suite BB02
                                           Chicago, IL 60675
                                Attention: Candelario Martinez
                                Telephone: (312)557-2816
                                Facsimile: (312)444-7028

   LIST OF EXHIBITS & SCHEDULES TO THE CREDIT AGREEMENT

   Reference in
   the Credit
   Agreement        Description of the exhibit or the Schedule

   Exhibit A        Compliance Certificate
   Exhibit B        Form of Assignment Agreement
   Exhibit C-1      Form of Term Note
   Exhibit C-2      Form of Revolving Note

                    Pricing Schedule
   Sched. 2.4       Existing Letters of Credit
   Sched. 4.1       List of Closing Documents
   Sched. 5.4       Pro Forma Financial Statements
   Sched. 5.7       Litigation
   Sched. 5.8       Subsidiaries
   Sched. 5.22      Insurance
   Sched. 6.11      Indebtedness
   Sched. 6.14      Investments
   Sched. 6.15      Liens